Exhibit 10.31

SECURITIES PURCHASE AGREEMENT
DATED AS OF FEBRUARY 17, 2023
AMONG
CWH HOLDCO LLC,
CWH BLOCKER CORP.,
THE SELLERS,
THOMPSON STREET CAPITAL PARTNERS V, L.P.,
solely in its capacity as the Seller Representative,
AND
FOX FACTORY, INC.

TABLE OF CONTENTS
i

TABLE OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Assignment of Holder Units
Exhibit C	Form of Subordination, Non-Disturbance and Attornment Agreement

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of February 17, 2023, among CWH Holdco LLC, a Delaware limited liability company (the “Company”), CWH Blocker Corp., a Delaware corporation (“Blocker”), Thompson Street Capital Partners V, L.P., a Delaware limited partnership (“TSCP”), in its capacity as the stockholder of Blocker (the “Blocker Stockholder”), each other member of the Company set forth on the signature pages hereto (each such member (other than Blocker), the “Holders,” and, together with Blocker Stockholder, the “Sellers” and each a “Seller”), TSCP, solely in its capacity as the representative of the Sellers (the “Seller Representative”), and Fox Factory, Inc., a California corporation (“Purchaser”).
R E C I T A L S
WHEREAS, the Holders and Blocker are all of the members of the Company and are the owners of all of the membership interests of the Company (the “Company Units”);
WHEREAS, Blocker Stockholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Blocker (the “Blocker Shares”);
WHEREAS, the Company owns, directly or indirectly, all of the outstanding equity in Custom Wheel House, LLC, a Delaware limited liability company (“Custom Wheel House” and, together with the Company, the “Company Group”);
WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase from the Blocker Stockholder, and the Blocker Stockholder desires to sell to Purchaser, all of the Blocker Shares outstanding immediately prior to the Closing for the consideration described herein;
WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires that, immediately after its purchase of the Blocker Shares from the Blocker Stockholder, Blocker purchase from the Holders, and the Holders desire to sell to Blocker, all of the Company Units owned by the Holders (the “Holder Units” and, together with the Blocker Shares, the “Securities”) for the consideration described herein; and
WHEREAS, concurrently with the execution and delivery of this Agreement, certain Sellers (or Affiliates thereof) have entered into Restrictive Covenant Agreements with Purchaser that shall be effective at the Closing.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

PURCHASE AND SALE OF THE SECURITIES; CLOSING AND MANNER OF PAYMENT
1.1Securities. On the terms and subject to the conditions contained in this Agreement, at the Closing:

a)The Blocker Stockholder shall sell, transfer, assign, convey and deliver, as legal and beneficial owner, to Purchaser and Purchaser shall purchase and accept from the Blocker Stockholder, free and clear of all Liens (other than any transfer restrictions imposed by applicable Laws), all right, title and interest in and to the Blocker Shares in consideration of an amount in cash as set forth in Section 1.3; and
b)Immediately thereafter, each Holder shall sell, transfer, assign, convey and deliver to Blocker and Blocker shall purchase and accept from each Holder, free and clear of all Liens (other than any transfer restrictions imposed by applicable Laws), all right, title and interest in and to the Holder Units in consideration of an amount in cash as set forth in Section 1.3. Blocker’s purchase of the Holder Units shall be capitalized by Purchaser, which capitalization may, at Purchaser’s election, be satisfied by Purchaser paying applicable consideration directly to the Holders and other recipients described in Section 1.3 on behalf of Blocker.
1.2Calculation of the Aggregate Purchase Price. For purposes of this Agreement:
a)“Accrued Income Taxes” means an amount equal to the liability for unpaid Income Taxes of Blocker and the Company Group, including for the avoidance of doubt any state or local passthrough entity Tax, as of immediately prior to the Closing (which, for the avoidance of doubt, can be a negative number) calculated (i) in accordance with the past practice (including reporting positions, elections and accounting methods) of Blocker and the Company Group in preparing Tax Returns for Income Taxes, (ii) by taking into account any applicable Tax deductions (including Transaction Tax Deductions and any other deductions arising from the transactions contemplated by this Agreement) to the extent such deductions are “more likely than not” deductible in a Pre-Closing Tax Period under applicable Law and have the result of reducing, under applicable Law, the amount of any Income Tax liability otherwise includable in the calculation of Accrued Income Taxes, (iii) by excluding any deferred Income Tax assets or liabilities and (iv) by taking into account any overpayments of estimated Income Taxes of Blocker or the Company Group paid in a Pre-Closing Tax Period that are refundable or can be used as a credit against Income Taxes (but excluding, for the avoidance of doubt, any benefits attributable to net operating loss carryovers to periods other than a Pre-Closing Tax Period).
b)“Aggregate Purchase Price” means an amount equal to:
(i)One Hundred Thirty-One Million and Six Hundred Thousand Dollars ($131,600,000);
(ii)plus the aggregate amount of Company Cash Equivalents;
(iii)plus the amount by which the Closing Working Capital exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Closing Working Capital;
(iv)minus the aggregate amount of Company Indebtedness; and
(v)minus the aggregate amount of Transaction Expenses.
c)“Agreed Accounting Principles” has the meaning set forth on Schedule 1.2(c).

d)“Cash Equivalents” means, collectively, the aggregate consolidated amount of cash on hand and in banks, cash equivalents and marketable securities, in each case as determined in accordance with the Agreed Accounting Principles (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby). For clarity, (i) with respect to bank drafts and outstanding checks (including checks in transit), Cash Equivalents will not be reduced by the amounts thereof where the associated current liability is included in the computation of Closing Working Capital, but Cash Equivalents will be reduced by such amounts where there is no associated current liability or the associated current liability is not included in such computation of Closing Working Capital, and (ii) Cash Equivalents will not include amounts collected by the Company Group or Blocker where the associated accounts receivable is included in the computation of Closing Working Capital, but Cash Equivalents will include amounts collected by the Company Group where the associated accounts receivable is not included in such computation of Closing Working Capital. In addition, Cash Equivalents shall not include any item that otherwise would be Cash Equivalents but is subject to restrictions on use, withdrawal or distribution by Law, contract or otherwise or otherwise appears as “restricted” on the Company Group’s financial statements, including (A) restrictions on repatriations, (B) amounts held in escrow, (C) amounts that are deposited with a third party (other than a bank or similar financial institution) or (D) amounts subject to a lockbox, dominion, control or similar agreement or any other contractual restriction on the ability to freely transfer or use such cash or cash equivalents for any lawful purpose. For the avoidance of doubt, Cash Equivalents shall not include any assets included in Closing Working Capital and shall not include any cash contributed to Blocker by Purchaser in connection with Blocker’s purchase of the Holder Units.
e)“Closing Working Capital” means (i) the consolidated current assets (excluding Company Cash Equivalents) of the Company Group and Blocker, minus (ii) the consolidated current liabilities (excluding any items constituting Company Indebtedness or Transaction Expenses) of the Company Group and Blocker, each as of immediately prior to the Closing in accordance with the Agreed Accounting Principles, and in each case excluding Income Tax receivables, Income Tax payables and deferred Tax assets and liabilities but including, for the avoidance of doubt, current non-Income Tax assets and liabilities. Closing Working Capital shall be based exclusively on the facts and circumstances as they exist as of immediately preceding the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring thereafter. For the avoidance of doubt, no assets contributed to Blocker by Purchaser in connection with Blocker’s purchase of the Holder Units will affect or be included in Closing Working Capital.
f)“Company Cash Equivalents” means the Cash Equivalents of the Company Group and Blocker, on a consolidated basis, as of immediately prior to the Closing without taking into account payments of cash at the direction of Purchaser or its Affiliates on the Closing Date following the Closing, including any payments or distributions to Purchaser, its Affiliates or their investors.
g)“Company Indebtedness” means the Indebtedness of the Company Group and Blocker, on a consolidated basis, as of immediately prior to the Closing.
h)“GAAP” means United States generally accepted accounting principles, consistently applied by the Company Group, in effect on the date hereof.
i)“Incentive Plan” means the CWH Holdco LLC Management Cash Incentive Plan and the award agreements thereunder.

j)“Indebtedness” means, without duplication, the sum of the following items, each determined in accordance with the Agreed Accounting Principles: (i) all indebtedness for borrowed money or in respect of loans, advances, interest rate derivative or hedging transactions, forward contracts or other hedging or similar arrangements (including the principal amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise, (ii) all obligations to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP and all payment obligations under conditional sales (or similar) contracts, (iii) the deferred purchase price of goods, services, assets, securities or property (including the maximum potential amount payable with respect to earnouts, purchase price adjustments, royalties or other payments related to acquisitions) other than trade payables included in the calculation of Closing Working Capital, (iv) all unfunded liabilities relating to accrued severance payments owed to employees of the Company Group who terminate employment prior to the Closing, deferred compensation accrued by employees of the Company Group with respect to periods prior to the Closing and all Accrued Bonuses (plus any Employer Payroll Taxes associated therewith), (v) any Taxes deferred under the CARES Act, the Payroll Tax Executive Order or any similar provisions of Law and unpaid as of Closing, (vi) all “withdrawal liability” of a member of the Company Group to a “multiemployer plan” as such terms are defined under ERISA, (vii) all obligations of such Person under acceptance, letter of credit or similar facilities, but in each case only to the extent drawn, (viii) all unpaid amounts pursuant to that certain Advisory Services Agreement, dated as of December 23, 2019, by and between Custom Wheel House and Thompson Street Capital Manager LLC and any other accrued and unpaid management fees owing to Thompson Street Capital Manager LLC or its Affiliates, (ix) all Indebtedness referred to in any of the above clauses secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that such Indebtedness shall only be considered Indebtedness to the extent of the fair market value of the property so encumbered, (x) all payment obligations in the nature of guarantees, assumptions, endorsements or other contracts for any Indebtedness described in any of the above clauses of any other Person (whether directly or indirectly), (xi) Accrued Income Taxes (which, for the avoidance of doubt, may be less than zero, thereby reducing Indebtedness) and (xii) in each case with respect to any of the above clauses, together with all premiums, accrued interest and accrued fees thereon and all prepayment penalties, “breakage costs,” redemption fees, costs, and expenses or premiums and fees and charges with respect to such items if such Indebtedness were to be paid and all other amounts owing pursuant to the instruments evidencing such Indebtedness. No Transaction Expenses shall be Indebtedness. For the avoidance of doubt, Indebtedness shall not include any liabilities included in Closing Working Capital.
k)“Target Working Capital” means Eight Million Two Hundred Seventy Nine Thousand Six Hundred Sixty Nine Dollars ($8,279,669).

l)“Transaction Expenses” means all fees, commissions, costs and expenses incurred by the Company Group or Blocker on or prior to the Closing or by the Sellers (to the extent the Company Group or Blocker pays or is obligated to pay such fees and expenses incurred by the Sellers) in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby to the extent not paid in full at or prior to the Closing, including (i) all brokerage or finders’ fees or agents’ commissions or any similar charges, including the amounts payable to Stifel, Nicolaus & Company, Incorporated (the “Company Broker”), (ii) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties, including the amounts payable to Sidley Austin LLP, and (iii) any transaction bonuses, compensation or any change-in-control or other similar payments (but excluding any payments accelerated, triggered or payable as a result of any action of the Company Group following the Closing or Purchaser (for example, terminations of employment after Closing)) payable by the Company Group or Blocker to any of its current or former directors, officers or employees in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including all amounts owed under the Incentive Plan (and the award agreements thereunder) and the other bonuses set forth on Schedule 1.2(l), together with the Employer Payroll Taxes payable in connection therewith.
m)“Transaction Tax Deductions” means any and all items of loss, deduction or credit of the members of the Company Group and Blocker for U.S. federal Income Tax and state and local Tax purposes resulting from or attributable to: (i) any compensation payments payable on, in connection with or before the Closing pursuant to this Agreement, (ii) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Seller Representative and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing, in each case, for subsection (i) through (iii), to the extent such amounts reduce Aggregate Purchase Price.
n)Notwithstanding anything to the contrary contained herein, no obligation shall be treated as both a Transaction Expense and Indebtedness.
1.3Manner of Payment of the Aggregate Purchase Price and Other Payments. No later than three (3) Business Days prior to the Closing Date, the Company will deliver in writing to Purchaser its good faith estimate of (x) the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) prepared in a manner consistent with the Agreed Accounting Principles and in accordance with the definitions set forth in this Agreement and based upon the most recent reasonably ascertainable financial information of the Company Group (which estimate shall set forth the various components of the Aggregate Purchase Price as set forth in Section 1.2(b)), and (y) the aggregate amount payable at Closing under the Incentive Plan (the “Incentive Plan Closing Payment” and, together with the Estimated Aggregate Purchase Price, the “Estimated Closing Statement”). Following the delivery of the Estimated Closing Statement, the Company shall afford to Purchaser and its representatives reasonable access during normal business hours upon reasonable advance notice to the books, records, personnel and representatives of the Company Group and their accountants (including the work papers of such accountants subject to execution of customary access letters) involved in the preparation of the Estimated Closing Statement, and the Company shall consider, in good faith, any objections raised by Purchaser and its representatives in connection with the Estimated Closing Statement prior to the Closing (though any such objections shall in no way delay the timing for Closing). At the Closing:

(a)Purchaser shall pay to the Blocker Stockholder, by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative, an amount equal to the Blocker Stockholder’s Percentage Share of (i) the Estimated Aggregate Purchase Price, minus (ii) the Escrow Amount minus (iii) the Administrative Account Amount; and
(b)Purchaser shall, or shall cause Blocker to,
(i)deposit Two Million Dollars ($2,000,000.00) (the “Escrow Amount”) with U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), with such funds to be kept in an account (the “Escrow Account”) designated by the Escrow Agent in accordance with the terms of the escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) as security for any amount payable to Purchaser pursuant to Section 1.4;
(ii)pay, in accordance with the Pay-Off Letters, all Company Indebtedness identified on Schedule 1.6(b)(vii);
(iii)pay in full all of the Transaction Expenses by wire transfer of immediately available funds to the account(s) designated by each person to whom such Transaction Expenses are payable, in accordance with the instructions provided in, and as evidenced pursuant to reasonable documentation (including, to the extent applicable, invoices) delivered to Purchaser with, the Estimated Closing Statement (as applicable), including paying to the Company by wire transfer of immediately available funds an amount equal to the Incentive Plan Closing Payment and promptly thereafter (and in no event later than the next regular payroll period in which they can be reasonably processed), Purchaser shall cause the Company to pay to each participant in the Incentive Plan (who has signed a release of claims pursuant to the Incentive Plan) a cash payment through the Company’s payroll for his or her applicable share of the amount so delivered to the Company under this clause (iii), less applicable withholding and any applicable Taxes required to be remitted by the Company Group with respect thereto (provided however, that any participant in the Incentive Plan who has not signed a release pursuant to the Incentive Plan shall receive his or her respective payment promptly after the execution of such release);
(iv)pay by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Administrative Account Amount”); and
(v)pay by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative (for the benefit of the Holders, in accordance with each Holder’s Percentage Share) an amount equal to the Holders’ Percentage Shares of (A) the Estimated Aggregate Purchase Price, minus (B) the Escrow Amount minus (C) the Administrative Account Amount.

1.4Aggregate Purchase Price Adjustments.
(a)As promptly as possible, but in any event within sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement,” and the date on which the Closing Statement is delivered to the Seller Representative, the “Delivery Date”) setting forth Purchaser’s calculation of the amount of the Company Cash Equivalents, Company Indebtedness, Transaction Expenses, Closing Working Capital, the Aggregate Purchase Price and the adjustment necessary to reconcile the Estimated Aggregate Purchase Price to the Aggregate Purchase Price. If Purchaser fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such sixty (60) day period, then, at the Seller Representative’s sole option, either (i) the Estimated Closing Statement delivered by the Company pursuant to Section 1.3 shall be deemed to be the Closing Statement and the Seller Representative shall have the rights set forth in, and shall be able to review and dispute the Closing Statement in accordance with Section 1.4(c), or (ii) the Final Purchase Price shall be deemed to be equal to the Estimated Aggregate Purchase Price and the Escrow Amount (plus all earnings thereon) shall be released to the Sellers in accordance with Section 1.4(f). The Closing Statement shall be prepared in a manner consistent with the Agreed Accounting Principles and in accordance with the definitions set forth in this Agreement. In preparing the Closing Statement: (A) any and all effects on the assets or liabilities of the Company Group of any distributions, financing or refinancing arrangements entered into by Purchaser, Blocker or the Company Group on or after the Closing Date or any other transaction entered into by Purchaser, Blocker or the Company Group on or after the Closing Date in connection with the consummation of the transactions contemplated by this Agreement shall be entirely disregarded; (B) it shall be assumed that Blocker, the Company Group and their respective businesses shall be continued as a going concern; and (C) there shall not be taken into account any of the plans, transactions or changes that Purchaser intends to initiate or make or cause to be initiated or made on or after the Closing Date with respect to Blocker, the Company Group or their respective businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or any assets or liabilities of Purchaser, or any obligation for the payment of the Aggregate Purchase Price hereunder.
(b)Purchaser shall, and shall cause the Company Group to, provide the Seller Representative (and its representatives) with access during normal business hours to the books, records, supporting data, facilities and personnel of the Company Group for purposes of the Seller Representative’s review of the Closing Statement and reasonably cooperate with the Seller Representative (and its representatives) in connection with such review.

(c)The Seller Representative shall have forty-five (45) days following the Delivery Date (the “Dispute Period”) to review the Closing Statement. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto (a “Dispute Notice”), which shall identify in reasonable detail those items and amounts to which the Seller Representative objects (the “Disputed Items”). If a Dispute Notice is not delivered to Purchaser during the Dispute Period, the Closing Statement as prepared by Purchaser shall be deemed accepted and agreed to by the Seller Representative and shall be final, binding and non-appealable by the parties hereto. If the Seller Representative delivers a Dispute Notice to Purchaser, Purchaser and the Seller Representative shall attempt to resolve in good faith the Disputed Items within thirty (30) days after delivery of the Dispute Notice. If Purchaser and the Seller Representative are unable to resolve any Disputed Items within such thirty (30) day period, Purchaser and the Seller Representative shall mutually engage and submit such Disputed Items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Independent Accountant, who shall act as an expert and not an arbitrator. Purchaser and the Seller Representative shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchaser and the Seller Representative shall agree) after engagement by Purchaser and the Seller Representative, and to set forth in a written statement its final determination of the Closing Statement and the resulting Aggregate Purchase Price based upon its resolution of such Disputed Items and the items and amounts with respect to the Closing Statement that were not Disputed Items. In resolving any Disputed Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. Absent manifest mathematical error, the decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant. The fees and expenses of the Independent Accountant shall be allocated between Purchaser and the Sellers so that the amount of fees and expenses paid by the Sellers (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller Representative (as determined by the Independent Accountant) and the denominator of which is the total value in dispute.
(d)If the Aggregate Purchase Price, based upon the final determination pursuant to Sections 1.4(a) and 1.4(c) (the “Final Purchase Price”), exceeds the Estimated Aggregate Purchase Price (such excess, the “Upward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), (i) Purchaser shall pay the Upward Adjustment Amount pursuant to instructions furnished by the Seller Representative (for the benefit of the Sellers in respect of each Seller’s Percentage Share), and (ii) Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay the Escrow Amount from the Escrow Account pursuant to instructions furnished by the Seller Representative (for the benefit of the Sellers in respect of each Seller’s Percentage Share). For purposes of this Agreement, a Seller’s “Percentage Share” means the percentage set forth on Schedule 1.4(d) opposite such Seller’s name.

(e)If the Estimated Aggregate Purchase Price exceeds the Final Purchase Price (such excess, the “Downward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay to Purchaser the Downward Adjustment Amount from the Escrow Account pursuant to instructions furnished by Purchaser. If the Downward Adjustment Amount does not exceed the Escrow Amount, Purchaser and the Seller Representative shall promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price) jointly instruct the Escrow Agent to pay the amount by which Escrow Amount exceeds the Downward Adjustment Amount from the Escrow Account pursuant to instructions furnished by the Seller Representative (for the benefit of the Sellers in respect of each Seller’s Percentage Share). If the Downward Adjustment Amount exceeds the Escrow Amount (plus all earnings thereon), each Seller shall promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price) pay to Purchaser its Percentage Share of the amount by which the Downward Adjustment Amount exceeds the Escrow Amount (plus all earnings thereon) pursuant to instructions furnished by Purchaser.
(f)If the Final Purchase Price is equal to the Estimated Aggregate Purchase Price, then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay the Escrow Amount from the Escrow Account pursuant to instructions furnished by the Seller Representative (for the benefit of the Sellers in respect of each Seller’s Percentage Share).
(g)Notwithstanding clauses (d) and (e) foregoing, if at any point after a Dispute Notice is delivered by the Seller Representative, (i) it can be determined that, even if all matters remaining in dispute were resolved in Purchaser’s favor, all or a portion of the Escrow Amount would be released to the Seller Representative (for the benefit of the Sellers in respect of each Seller’s Percentage Share), the parties shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of such portion of the Escrow Amount from the Escrow Account to the Seller Representative or (ii) it can be determined that, even if all matters remaining in dispute were resolved in the Seller Representative’s favor (for the benefit of the Sellers in respect of each Seller’s Percentage Share), all or a portion of the Escrow Amount would be released to Purchaser, the parties shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of such portion of the Escrow Amount from the Escrow Account to Purchaser. In either case, for purposes of clauses (d) or (e), the Escrow Amount available for payment shall then be determined after giving effect to this clause (g). For the avoidance of doubt, all earnings on the Escrow Amount shall be paid to Purchaser unless such earnings are used to satisfy any Upward Adjustment Amount owed to the Sellers.

(h)Purchaser agrees that (i) the purpose of the adjustments provided for in this Section 1.4 is to measure changes in the levels of Company Cash Equivalents, Closing Working Capital, Company Indebtedness and Transaction Expenses, in each case, calculated in accordance with the Agreed Accounting Principles, (ii) such adjustments are not intended to permit the introduction of new or different methodologies, practices, procedures, estimation techniques, judgments, classifications, assumptions and principles when determining the levels of Company Cash Equivalents, Closing Working Capital, Company Indebtedness and Transaction Expenses for the purpose of this Section 1.4 (each of which, for the avoidance of doubt, shall be calculated in accordance with the Agreed Accounting Principles), and (iii) the adjustments provided for in this Section 1.4, and the dispute resolution provisions provided for in this Section 1.4, shall be the exclusive remedies for the matters addressed by this Section 1.4. Purchaser agrees that, following the Closing, it will not, and it will cause the Company Group not to, take any actions with respect to the accounting books, records, principles, policies, treatments, categorizations, practices, methods, bases and estimates of the Company Group that would obstruct or prevent the preparation of the Closing Statement as provided in this Section 1.4.
1.5Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission at 9:00 a.m. (CST) on the third (3rd) Business Day following satisfaction or waiver (by the party entitled to the benefit thereof) of all of the closing conditions set forth in ARTICLE VII (other than those to be satisfied at Closing), or at such other time as shall be mutually agreed upon by the Seller Representative and Purchaser. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”. The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously (except that Purchaser’s purchase of the Blocker Shares shall be deemed to have occurred immediately prior to Blocker’s purchase of the Holder Units) and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
1.6Closing Deliveries.
(a)By Purchaser. At or prior to the Closing, Purchaser shall have delivered to the Seller Representative each of the following:
(i)a certificate of Purchaser, executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;
(ii)the Escrow Agreement, in the form attached hereto as Exhibit A, executed by Purchaser, such Escrow Agreement in full force and effect; and
(iii)a true and complete copy of Purchaser’s representation and warranty insurance policy (the “R&W Insurance Policy”) in full force and effect as of the Closing Date.
(b)By the Sellers or Company. At or prior to the Closing, the Sellers, the Company or Blocker, as applicable, shall have delivered, or caused to be delivered, to Purchaser (or, in the case of (ii) and (ix) with respect to the Holders, to Blocker) each of the following:

(i)stock certificates and a stock power for all Blocker Shares owned by the Blocker Stockholder, duly executed by the Blocker Stockholder;
(ii)an assignment of the Holder Units to Blocker in the form attached hereto as Exhibit B, duly executed by each of the Holders;
(iii)a certificate of the Company executed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied with respect to the Company;
(iv)a certificate of the Blocker executed by a duly authorized officer of the Blocker, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied with respect to the Blocker Stockholder;
(v)a certificate of each Seller executed by such Seller or a duly authorized officer of each Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied with respect to such Seller;
(vi)the Escrow Agreement, in the form attached hereto as Exhibit A, executed by the Seller Representative, such Escrow Agreement in full force and effect;
(vii)pay-off letters (the “Pay-Off Letters”) with respect to the pay-off amounts of the Company Indebtedness identified on Schedule 1.6(b)(vii) and all Liens and guarantees related to such Indebtedness shall either be terminated and released or the Pay-Off Letters shall specify they will be so automatically terminated and released after satisfaction of the conditions specified therein (and the Pay-Off Letters shall include an undertaking by the applicable agents to thereupon file, or permit the Company, Purchaser or their designees to file, all applicable UCC-3 termination statements, intellectual property security releases, mortgage releases and similar release with respect thereto) and Purchaser shall have received evidence of the foregoing reasonably satisfactory to it;
(viii)evidence of a fully-paid D&O Tail Policy;
(ix)a properly completed and executed IRS Form W-9 for each Seller;
(x)written resignations of the directors and officers of the Company Group and Blocker set forth on Schedule 1.6(b)(x);
(xi)a certificate of the Secretary (or equivalent thereof) of the Company and Blocker certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of the Company or Blocker (as applicable), certifying and attaching all requisite resolutions or actions of the board of managers, board of directors and equity holders, as applicable, approving the execution and delivery of this Agreement and the Company’s Ancillary Documents or Blocker’s Ancillary Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of the Company and Blocker, as applicable, executing this Agreement and the Company’s Ancillary Documents or Blocker’s Ancillary Documents, as applicable;

(xii)for each Seller that is a trust, a certification of trust, in a form reasonably acceptable to Purchaser, certifying as to the creation of the trust and the powers of the trustee(s);
(xiii)for Blocker Stockholder and Groom Enterprises, Inc., certified copies of the resolutions of the board of directors (or similar governing body) of such Seller, approving the execution and delivery of this Agreement and the Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;
(xiv)a digital copy of the true and correct contents of the Dataroom as of the Closing Date;
(xv)a subordination, non-disturbance and attornment agreement in favor of the tenant, in the form attached hereto as Exhibit C, for each Leased Premises that is owned by a Related Party and which is subject to a mortgage, deed of trust or similar instrument;
(xvi)evidence of amendment of each of Related Party Lease providing for: (A) the deletion of the fourth sentence of Section 8.2(a) of each such Lease, which references intra-insured insurance policy exclusions, (B) the deletion of the last sentence of Section 8.3(a) of each such Lease, which references a $5,000 insurance deductible limit, (C) the deletion of the words “with a deductible of not to exceed $1,000 per occurrence” in the second sentence of Section 8.4(a) of each such Lease, (D) the deletion of the third sentence of Section 8.5(a) of each such Lease, which references delivery of certified copies of insurance policies and (E) Section 8.3(b) of each such Lease being amended to decrease the extended period of indemnity from 180 days to 90 days;
(xvii)evidence of termination of that certain Advisory Services Agreement, dated as of December 23, 2019, by and between Custom Wheel House and Thompson Street Capital Manager LLC;
(xviii)resolutions effecting the termination of the CWH 401(k) Plan in accordance with Section 8.5(c);
(xix)certificates from the Secretary of State of the State of Delaware, dated as of a date not earlier than fifteen (15) calendar days prior to the Closing, as to the existence and good standing of Custom Wheel House, the Company and Blocker;
(xx)a recorded copy of the Substitution of Trustee and Deed of Reconveyance pertaining to that certain Deed of Trust executed by 41720 Corning Place, LLC dated January 8, 20919 and recorded as Document Number 2019-0031565 in Riverside County Official Records;
(xxi)a recorded copy of a Deed of Reconveyance pertaining to that certain Deed of Trust executed by 41720 Corning Place, LLC dated January 3, 2019 and recorded as Document Number 2019-0312030 in Riverside County Official Records; and
(xxii)evidence of termination of the UCC-1 financing statement referenced on Schedule 3.8(a)(2).

1.6Withholding. Purchaser, the Company Group, and their respective Affiliates, and any other applicable withholding agent, shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement such amounts as they are required to deduct and withhold under any provision of applicable Tax Law; provided, however, that if under applicable Tax Law any amount is required to be deducted or withheld from any such payment to the Sellers (other than any deduction or withholding (x) in respect of payments treated as compensation for U.S. federal income Tax purposes or (y) as a result of a failure to deliver the documents set forth in Section 1.6(b)(ix)), then Purchaser shall promptly notify the Seller Representative of such requirement (which notice shall include the legal authority and the calculation method for the expected withholding), shall consult in good faith with the Seller Representative prior to withholding any amounts payable to the Sellers hereunder and shall cooperate with the Seller Representative to take commercially reasonable steps to minimize or eliminate such withholding or deduction, including by giving the Sellers an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. To the extent amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.
1.7Intended Tax Treatment. The parties intend and agree that, for U.S. federal income tax purposes, the purchase of the Holder Units by Blocker as contemplated by this Agreement shall be treated in a manner consistent with Situation One of Revenue Ruling 99-6, 1999-1 C.B. 432. None of the parties will take any position to the contrary on any Tax Return or otherwise, unless required by applicable Law.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Sellers as follows:
2.1Organization, and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.
2.2Power and Authority. Purchaser has full corporate power and authority to enter into and perform (a) this Agreement and (b) all documents and instruments executed by Purchaser in connection with this Agreement (collectively, “Purchaser’s Ancillary Documents”). The execution, delivery and performance of this Agreement and Purchaser’s Ancillary Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Purchaser. This Agreement and Purchaser’s Ancillary Documents have been duly executed and delivered by Purchaser and constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity (collectively (i) and (ii) together, the “General Enforceability Exceptions”)).

2.3Consents. No consent, authorization, Order or approval of, or notice to or filing or registration with, any Governmental Authority or other Person is required for the execution and delivery by Purchaser of this Agreement and Purchaser’s Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser’s Ancillary Documents, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or Purchaser’s Ancillary Documents. Neither the execution, delivery and performance of this Agreement and Purchaser’s Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Organizational Documents or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award (each, an “Order”), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or Purchaser’s Ancillary Documents.
2.4Litigation and Claims. There is no Action pending or, to Purchaser’s knowledge, threatened, against Purchaser or its officers or directors: (a) with respect to or affecting Purchaser’s ability to perform its obligations hereunder, or (b) that is reasonably likely to prohibit, restrict or materially delay the performance of this Agreement and Purchaser’s Ancillary Documents by Purchaser.
2.5Solvency. Assuming (a) the truth and accuracy of the representations and warranties of the Company, Blocker and the Sellers and (b) the performance and compliance by the Company, Blocker and the Sellers of their respective obligations contained in this Agreement, immediately after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness therewith, the assets of each member of the Company Group will exceed the liabilities of each such member, as applicable. In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, Purchaser does not intend that Blocker or any member of the Company Group would incur, and does not believe that any such member or Blocker will incur, debts that would be beyond such member’s or Blocker’s ability to pay as the debts mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any member of the Company Group or Blocker.
2.6Accredited Investor. Purchaser is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”). Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities Laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
2.7Funding. Purchaser has, and at the Closing will have, sufficient immediately available U.S. funds and the financial ability to make all of the payments contemplated to be made by Purchaser under this Agreement, and Purchaser has and will have at the Closing the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement.

2.8WARN Act. Purchaser has no present plans or intention to carry out, following the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law (collectively, the “WARN Act”) at any facility of the Company Group’s businesses (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).
2.9Brokers and Finders. Neither Purchaser nor any of its Affiliates has retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (a) the negotiation, execution or performance of this Agreement or (b) introducing the parties hereto to each other.
2.10Independent Investigation.
(a)PURCHASER ACKNOWLEDGES AND AGREES THAT (I) IT HAS CONDUCTED ITS OWN INQUIRY AND INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE COMPANY GROUP AND AFTER SUCH INVESTIGATION HAS IDENTIFIED THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AS THE SOLE REPRESENTATIONS AND WARRANTIES ON WHICH PURCHASER IS RELYING IN MAKING ITS DETERMINATION AS TO THE PROPRIETY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND PURCHASER IS RELYING SOLELY ON SUCH EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY CONTAINED IN ARTICLE III, BLOCKER EXPRESSLY CONTAINED IN ARTICLE IV AND OF EACH SELLER EXPRESSLY CONTAINED IN ARTICLE V AND (II) ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY OF THE COMPANY GROUP, THE SELLERS, ANY NON-RECOURSE PARTY OR THE COMPANY BROKER, WHETHER VERBALLY OR IN WRITING, ARE MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
(b)PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III, IV OR V OR IN THE ANCILLARY DOCUMENTS, (I) NONE OF THE COMPANY GROUP NOR ANY NON-RECOURSE PARTY NOR BLOCKER NOR ANY SELLER MAKES ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING IN RESPECT OF ANY MEMBERS OF THE COMPANY GROUP OR ANY OF THE THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE PHYSICAL CONDITION OR VALUE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROFITABILITY, EARNINGS PERFORMANCE OR PROSPECTS OF THE BUSINESS OF ANY MEMBER OF THE COMPANY GROUP OR THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE COMPANY GROUP OR BLOCKER, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, PRESENTATIONS, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE COMPANY GROUP FURNISHED TO PURCHASER OR ITS REPRESENTATIVES OR MADE

AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES, INCLUDING THROUGH OR IN ANY MANAGEMENT PRESENTATION, DATA ROOM (INCLUDING ANY ELECTRONIC DATA SHARING OR INFORMATION EXCHANGE WEBSITE OR MEDIA) OR EMAIL OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, AND (II) NO REPRESENTATIONS, WARRANTIES, COVENANTS, ASSURANCES OR OTHER INDUCEMENTS ARE MADE, OR HAVE BEEN MADE, BY THE COMPANY GROUP, ANY NON-RECOURSE PARTY, BLOCKER, SELLERS OR THE COMPANY BROKER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING, FOR THE SAKE OF CLARITY, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THE DISCUSSION MATERIALS DISTRIBUTED BY THE COMPANY BROKER (THE “CONFIDENTIAL INFORMATION PRESENTATION”), IN THE MANAGEMENT PRESENTATION OR MATERIALS DISTRIBUTED BY OR ON BEHALF OF THE COMPANY BROKER OR THE COMPANY GROUP OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR IN THE INFORMATION OBTAINED BY PURCHASER PURSUANT TO SECTION 8.1, AND NONE OF THEM SHALL HAVE ANY LIABILITY OF ANY NATURE TO PURCHASER ARISING OUT OF THE USE OF ANY SUCH INFORMATION. PURCHASER AGREES AND ACKNOWLEDGES THAT ANY ESTIMATES, FORECASTS OR PROJECTIONS FURNISHED OR MADE AVAILABLE TO IT CONCERNING THE COMPANY GROUP (INCLUDING IN THE CONTENTS OF THE CONFIDENTIAL INFORMATION PRESENTATION, ANY MANAGEMENT PRESENTATION AND IN ANY DATA ROOM OR DILIGENCE MATERIALS) REGARDING ITS PROPERTIES, BUSINESS OR ASSETS MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GAAP OR STANDARDS APPLICABLE UNDER THE SECURITIES ACT, AND SUCH ESTIMATES, AND THE ESTIMATES REFLECTED IN THE FINANCIAL STATEMENTS AND THE INTERIM FINANCIAL STATEMENTS, REFLECT NUMEROUS ASSUMPTIONS AND ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES. PURCHASER ACKNOWLEDGES THAT ACTUAL RESULTS MAY VARY, PERHAPS MATERIALLY. PURCHASER ACKNOWLEDGES AND AGREES THAT NO PERSON SHALL HAVE ANY CLAIM UNDER ANY CIRCUMSTANCES AGAINST ANY SELLER, BLOCKER, THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES WITH RESPECT TO SUCH ESTIMATES, FORECASTS OR PROJECTIONS, THAT NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT THERETO, AND THAT NO PERSON SHALL BE ENTITLED TO RELY THEREON FOR ANY PURPOSE, INCLUDING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING THEREOF.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company makes the following representations and warranties to Purchaser. All representations and warranties of the Company are made subject to the exceptions noted in the schedule delivered by the Company to Purchaser concurrently herewith and identified by the parties as the “Disclosure Schedule.”
3.1Organization and Standing.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to conduct its business as its business is now being conducted, to own or use the assets or property that it purports to own or use and to enter into the Material Contracts. Except as set forth on Schedule 3.1(a), the Company is duly qualified to transact business and is in good standing in each jurisdiction where the use of the assets, the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, and each such jurisdiction is set forth on Schedule 3.1(a).
(b)Custom Wheel House is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Custom Wheel House has all necessary limited liability company power and authority to conduct its business as its business is now being conducted, to own or use the assets or property that it purports to own or use and to enter into the Material Contracts. Except as set forth on Schedule 3.1(b), Custom Wheel House is duly qualified to transact business and is in good standing in each jurisdiction where the use of the assets, the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, and each such jurisdiction is set forth on Schedule 3.1(b).
(c)The Company does not have any Subsidiaries other than Custom Wheel House and, other than the Equity Securities of Custom Wheel House, the Company does not own any Equity Securities of any other Person. Custom Wheel House does not have any Subsidiaries and Custom Wheel House does not own any Equity Securities of any other Person.
(d)True and complete copies of the Organizational Documents of each member of the Company Group and all amendments thereto, all equity records and all minute books and records of each member of the Company Group have been delivered to Purchaser. The minute books and records of each member of the Company Group contain true and complete copies of all resolutions adopted by the members of such Person, the board of managers, directors or equivalent governing body of such Person, and any other action formally taken by such Person. No member of the Company Group is in violation of any of its Organizational Documents.
3.2Power and Authority. The Company has full power and authority to enter into and perform this Agreement. Each Member of the Company Group has full power and authority to enter into and perform all documents and instruments executed by such member of the Company Group in connection with this Agreement (collectively the “Company’s Ancillary Documents”). The execution, delivery and performance of this Agreement and the Company’s Ancillary Documents by each member of the Company Group and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of each member of the Company Group. This Agreement and the Company’s Ancillary Documents have been duly executed and delivered by each member of the Company Group and constitute a legal, valid and binding agreement of each member of the Company Group, enforceable against each member of the Company Group in accordance with their terms, except as limited by the General Enforceability Exceptions.
3.3Consents. Except as set forth in Schedule 3.3, no consent, notice, authorization, Order or approval of, or filing or registration with, any Governmental Authority or other Person is required for the execution and delivery by any member of the Company Group of this Agreement or the Company’s Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Company’s Ancillary Documents.

3.4Capitalization.
(a)Schedule 3.4(a) sets forth a true and complete list of each class and number of authorized, issued and outstanding Equity Securities of each member of the Company Group. All of the Equity Securities of the Company Group have been validly issued, are fully paid, freely negotiable or transferrable and free of any additional payment obligations, preemptive rights, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, Liens or other encumbrances, except (i) as set forth in the Organizational Documents of the Company Group or (ii) any transfer restrictions imposed by applicable Laws. All of the Equity Securities of the Company Group are non-assessable and are owned beneficially and of record by the Persons and in the amounts set forth on Schedule 3.4(a).
(b)Except as set forth on Schedule 3.4(b), there are no outstanding Equity Securities agreements or other Contracts relating to the issued or unissued Equity Securities of any member of the Company Group to which any member of the Company Group is a party, including the voting or transfer thereof. All Equity Securities of the Company Group were issued in compliance with all applicable federal and state securities Laws and were not issued in violation of the applicable Organizational Documents of the Company Group.
(c)Except as set forth on Schedule 3.4(c), there are no outstanding equity appreciation rights, phantom equity, options, warrants, convertible securities, virtual stock or other equity or equity-based compensation award, plan, agreement or other similar arrangement in existence with respect to any member of the Company Group.
(d)Except as set forth on Schedule 3.4(d), since the Relevant Date, no distribution of capital or dividends or similar payments have been declared, promised or made by any member of the Company Group and no such distributions or dividends remain declared but unpaid. No insolvency or similar proceedings have been commenced or applied for in respect of any member of the Company Group. No issued and outstanding Equity Securities of any member of the Company Group are certificated.

3.5Financial.
(a)Copies of the audited consolidated balance sheets and the related consolidated statements of operations, members’ equity and cash flows of the Company Group for the periods therein ended December 31, 2021 and December 31, 2020 are contained in Schedule 3.5(a). Such financial statements described in the preceding sentence are referred to herein as the “Financial Statements.” Copies of the unaudited consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows of the Company Group for the twelve month period ended December 31, 2022 are also contained in Schedule 3.5(a). Such financial statements described in the preceding sentence are referred to herein as the “Interim Financial Statements.” December 31, 2022 is referred to herein as the “Interim Financial Statement Date.” The Financial Statements and Interim Financial Statements were derived from the books and records of the Company Group and present fairly, in all material respects, the financial position of the applicable members of the Company Group as of the dates thereof and the results of operations, changes in owners’ equity and cash flows of the applicable members of the Company Group for the periods covered by said statements, in conformity with the Agreed Accounting Principles, except as disclosed therein and, in the case of the Interim Financial Statements, except for the absence of schedules and footnote disclosures and any year-end audit adjustments, which in the aggregate are not material. The Company Group has delivered to Purchaser all letters, if any, from the Company Group’s auditors to any member of the Company Group’s board of managers, directors or equivalent governing body or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.
(b)No member of the Company Group has liabilities except for: (i) liabilities specifically reflected and adequately reserved against in the Interim Financial Statements; (ii) liabilities which have been incurred by the Company Group subsequent to the date of the Interim Financial Statements in the ordinary course of business and which do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to Closing; (iii) liabilities under the executory portion of any written Contract by which the Company Group is bound and which was entered into in the ordinary course of business and which do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to Closing; and (iv) liabilities under the executory portion of Permits (as defined below) issued to, or entered into by, the Company Group in the ordinary course of business and which do not result from any violation of Law, breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to Closing.

(c)No member of the Company Group has any Indebtedness except as disclosed on Schedule 3.5(c). Except for the Promissory Note – Paycheck Protection Program (the “PPP Loan”) disclosed on Schedule 3.5(c), no member of the Company Group has participated in any lending program implemented in response to the COVID-19 pandemic, including the U.S. Small Business Administration’s Paycheck Protection Program or the Federal Reserve’s Main Street Lending Program. No member of the Company Group has deferred any payroll or other employment Taxes other than such deferrals that have been repaid in full as of the date of this Agreement. Each member of the Company Group was, at the time the PPP Loan was applied for and at the time of repayment, eligible to participate in the U.S. Small Business Administration’s Paycheck Protection Program. The certifications made by the Company Group to the United States Small Business Administration relating to the application for the PPP Loan were true and correct and made in good faith. The Company Group was, at all times, in material compliance with the terms and conditions of the PPP Loan. The PPP Loan was fully repaid on April 30, 2020 and has no impact on the transactions contemplated by this Agreement.
(d)The books of account and other financial records of the members of the Company Group, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions.
3.6Receivables; Inventory.
(a)All of the trade receivables and notes receivable which are reflected on the Financial Statements or the Interim Financial Statements, or which arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arms-length transactions in the ordinary course of business, in a manner substantially consistent with the regular credit practices of the Company Group and are properly reflected in the Financial Statements or Interim Financial Statements (as the case may be) in accordance with the Agreed Accounting Principles. To the Company’s Knowledge, all such receivables are good and collectible (or have been collected) in the ordinary course of business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company Group in the ordinary course of business. No such receivable is or was subject to any rebate, discount, counterclaim, dispute or set off, and the Company Group has not issued any credits or credit memos in respect thereof.
(b)All inventory of the Company Group, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Interim Financial Statements in accordance with the Agreed Accounting Principles. All inventories not written off have been priced at a rolling weighted-average cost basis, which is consistent with the regular practices of the Company Group. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company Group.

3.7Equipment. The furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by any member of the Company Group (collectively, the “Equipment”) (a) are adequate and suitable for their present and intended uses and are sufficient for the conduct of the Company Group’s business as conducted immediately prior to the Closing and constitute all of the Equipment necessary to conduct such business as currently conducted, (b) are in good working order, operating condition and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs, (c) have no defects (whether patent or latent) that materially detract from the value or which materially interfere with the present use, (d) have been maintained in accordance with normal industry practice in all material respects and (e) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof.
3.8Title to Assets; Sufficiency of Assets. The Company Group has good and marketable title to, or has a valid and enforceable leasehold interest in, all tangible assets and properties (real, personal or mixed), wherever located, held or used in the conduct of its business as presently conducted, free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 3.8(a), no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company Group’s assets has been recorded, filed, executed or delivered. Except as set forth in Schedule 3.8(b), no Seller or any Related Party (as defined below) owns or has an interest in or to any asset used in the conduct of the Company Group’s business as presently conducted. All Equipment and other items of tangible personal property and assets of the Company Group are in good working order, operating condition, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are capable of being used for their intended purposes (ordinary wear and tear excepted) and are adequate, suitable and usable in the ordinary course of business. The tangible and intangible rights, assets and properties held by the Company Group include all of the tangible and intangible rights, assets and properties necessary to conduct the operations of the Company Group as presently conducted, and none of such rights, assets or properties are owned or held by any Seller.
3.9Insurance. Schedule 3.9 sets forth a list of all insurance policies which are owned by a member of the Company Group or which name a member of the Company Group as an insured and which relate to the business of the Company Group or the employees of a member of the Company Group (other than any such policy maintained in connection with any Employee Plan), copies of which have been delivered to Purchaser (the “Insurance Policies”). All of the Insurance Policies are in full force and effect, and no member of the Company Group has received notice of termination or non-renewal of any Insurance Policies. Since the Relevant Date, the Company Group has not received: (a) any notice of cancellation of any Insurance Policy or refusal of coverage thereunder; (b) any notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated; or (c) any other indication that the Insurance Policies are no longer in full force or effect or that the issuer of any Insurance Policy is no longer willing or able to perform its obligations thereunder. Since the Relevant Date, no member of the Company Group has been advised of any adverse change in the Company Group’s relationship with its insurers or in the premiums payable pursuant to the Insurance Policies. The Company Group has complied with each such Insurance Policy and has not failed to give any notice or present any claim thereunder in respect of any currently pending or threatened claims against any member of the Company Group for which coverage is available under any such Insurance Policy in a due and timely manner. All premiums due to date under the Insurance Policies have been paid, no default by any member of the Company Group exists thereunder and, with respect to any material claims made under the Insurance Policies, no insurer has delivered to any member of the Company Group any written “reservation of rights” or refused in writing to cover all or any portion of such claims or, to the Company’s Knowledge, provided any unwritten notice of intent to deliver a “reservation of rights” or to refuse to cover all or any portion of such claims. The Company Group has not received any written or, to the Company’s Knowledge, unwritten, notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any Insurance Policy. The Company Group’s liability in respect of its warranty program has not been, and to the Company’s Knowledge, is not expected to be greater than the applicable reserve for product warranty claims set forth, as applicable, on the face of the Financial Statements and Interim Financial Statements.
3.10Related-Party Transactions. Schedule 3.10 sets forth every direct or indirect business relationship (other than normal employment relationships) between any member of the Company Group, on the one hand, and the present or former officers, directors, employees, managers, members, partners or shareholders (including the Sellers) of any member of the Company Group or members of any Seller’s family (or any entity in which any of them controls or has a material financial interest, directly or indirectly), on the other hand (each, a “Related Party”). Except as set forth in Schedule 3.10, no Related Party (or Affiliate of a Related Party) (other than the Company Group) directly or indirectly: (a) owns any property or right, whether tangible or intangible, which is used by any member of the Company Group; (b) has any claim or cause of action against any member of the Company Group; (c) owes any money to any member of the Company Group or is owed money from any member of the Company Group; (d) is a party to any Contract or other arrangement, whether written or oral, with any member of the Company Group; or (e) provides services or resources to any member of the Company Group or is dependent on services or resources provided by any member of the Company Group (each, a “Related Party Arrangement”).
3.11Conduct of Business. Except as set forth in Schedule 3.11, since the Interim Financial Statement Date, the Company Group has conducted its business in the ordinary course, and no member of the Company Group has:
(a)issued, sold or entered into any agreements or commitments to issue or sell any Equity Securities or securities convertible into or exchangeable for Equity Securities;
(b)amended the Organizational Documents of the Company Group;
(c)sold or in any way transferred, licensed exclusively or otherwise disposed of any of its assets or property, except for sales of products or services, and cash applied in payment of liabilities, in the ordinary course of business;
(d)suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;
(e)made or suffered any material change in the conduct or nature of any aspect of its business;
(f)waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business;
(g)made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

(h)entered into, terminated or received written notice of termination of any Material Contracts, other than terminations at the end of the term in accordance with the terms of any such Material Contract;
(i)(i) increased (whether in cash, equity or property) the compensation payable to any employee, officer, director or manager of any member of the Company Group, except for merit-based increases in base salary or wage rate in the ordinary course of business, (ii) terminated, amended, established or adopted any Employee Plan (as defined below) (or any plan, agreement or arrangement that would be an Employee Plan if in existence on the date hereof), other than as required by Law, (iii) amended any employee benefit plan or arrangement, other than as required by Law, (iv) entered into or amended any employment, compensation, collective bargaining, severance, retention, change in control or similar Contract, (v) hired or terminated any employee who has an annual compensation in excess of $50,000 or (vi) made any payment or commitment for any severance or termination payment or any bonus, profit sharing, deferred compensation payment or other incentive payment to any such person, other than pursuant to any Employee Plan or other existing written agreement, policy or plan of the Company Group or as required by applicable Law;
(j)borrowed any money or issued any bonds, debentures, notes or other securities evidencing money borrowed;
(k)made any payments or distributions to its employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;
(l)made any change in accounting methods or principles;
(m)purchased any asset (whether or not in the ordinary course of business) for a cost in excess of $50,000;
(n)delayed the collection of any accounts or other receivables or the payment of any accounts or other payables or settled, or agreed to settle, any dispute or litigation;
(o)incurred any liabilities, except liabilities incurred in the ordinary course of business and liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby;
(p)paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class;

(q)(i) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), (ii) settled or compromised any claim or assessment related to Taxes, (iii) entered into any allocation Contract, sharing Contract, indemnity Contract, closing Contract or similar Contract the primary purpose of which related to Taxes, (iv) otherwise settled any dispute relating to Taxes, (v) requested any ruling or similar guidance with respect to Taxes, (vi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority, (vii) filed any amended Tax Return or (viii) surrendered any right to claim a refund of Taxes;
(r)without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, entered into any transaction other than in the ordinary course of business; or
(s)entered into any agreement or commitment to do any of the foregoing.
3.12Material Adverse Effect. Except as set forth in Schedule 3.12, since the Interim Financial Statements Date, no member of the Company Group has suffered or, to the Company’s Knowledge, been threatened with any Material Adverse Effect.
3.13Contracts.
(a)Schedule 3.13(a) correctly and completely lists and describes all Material Contracts to which any member of the Company Group is a party or is bound. All Material Contracts and all other contracts or instruments to which any member of the Company Group is a party or is bound are legal, valid, in full force and binding upon the Company Group, and to the Company’s Knowledge, the other party thereto, and no breach or default by the Company Group has occurred (or been alleged to have occurred) thereunder and, to the Company’s Knowledge, no breach or default by any other contracting party has occurred thereunder. To the Company’s Knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by any member of the Company Group under any Material Contract or other contract or instrument to which any member of the Company Group is a party or is bound. Complete and accurate copies of all written Material Contracts (including any amendments, supplements, modifications or waivers thereto) have been delivered to Purchaser. “Material Contracts” means any written or verbal:
(i)purchase orders and purchase contracts in excess of $50,000 each;
(ii)Contracts for capital expenditures in excess of $50,000 each;
(iii)Contracts with any Significant Customer or Significant Supplier;
(iv)Contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of a material amount of assets or otherwise) of (A) a business by the Company Group or (B) of any member of the Company Group to the extent that any member of the Company Group or Blocker has ongoing obligations or liabilities;

(v)Contracts that include any right of first offer or right of first refusal in favor of the counterparty or Contracts that provide for “most favored nations” terms or establish exclusive sale or purchase obligations with respect to any product or service anywhere in the world;
(vi)Contracts that restrict the freedom of any member of the Company Group to engage in any line of business or to compete with any Person or which contain any exclusivity, non-competition, non-solicitation or no-hire provisions;
(vii)Contracts containing “requirements” provisions or other provisions obligating any member of the Company Group to purchase or obtain a minimum or specified amount of any product or service from any Person;
(viii)Contracts with respect to any Indebtedness;
(ix)Contracts or other agreements that provide for severance, retention or stay bonus, advance notice of termination, change in control bonus, accelerated vesting or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;
(x)franchise, joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging or joint development Contracts or similar Contracts involving a sharing of profits, losses, costs or liabilities by the Company Group with any Person (other than a member of the Company Group or the Blocker);
(xi)agency, distribution, dealer, sales representatives or similar Contracts, management, partnership, joint venture, strategic partnership or operating Contracts or other similar Contracts or any Contracts involving an obligation by any member of the Company Group to make commission or similar variable payments;
(xii)each written warranty, guaranty or other similar undertaking extended by the Company Group, other than any such written warranty, guaranty or similar undertaking contained in any member of the Company Group’s standard form contracts made available to Purchaser;
(xiii)Contracts conferring a power of attorney to act on behalf of any members of the Company Group;
(xiv)the Leases (as defined below);
(xv)leases and subleases of personal property where the annual payments thereunder exceed $50,000 or which cannot be canceled by the Company Group without payment or penalty upon notice of sixty (60) days or less;
(xvi)Contracts containing a “key man” provision;

(xvii)Contracts involving any resolution or settlement of any actual or threatened Action, release of or compromise with respect to any claims or that limit or restrict the use of the Company Group Intellectual Property by the Company Group (A) with a value of greater than $50,000 entered into since the Relevant Date or (2) which impose material continuing obligations on any member of the Company Group;
(xviii)Government Contracts;
(xix)Contracts (including any collective bargaining agreement) with any labor union, employee association or other labor organization;
(xx)each employment, deferred compensation, severance and similar agreement, in each case, other than any Employee Plan;
(xxi)all licenses, sublicenses, and other Contracts pursuant to which any other Person (other than any member of the Company Group) is authorized to use any Company Group Intellectual Property;
(xxii)all licenses, sublicenses, and other Contracts pursuant to which any member of the Company Group is authorized to use any Intellectual Property Rights owned by any other Person, other than commercial off-the-shelf software licensed on standard terms by any member of the Company Group on a non-exclusive basis from third parties in the ordinary course of business for an annual license fee of $50,000 or less; and
(xxiii)all other Contracts to which any member of the Company Group is a party or by which any member of the Company Group or any of its assets is bound and which have a notice for termination period of more than six (6) months or obligate such member of the Company Group to make an annual payment of more than $50,000 or total payments of more than $100,000 during the term of such Contract.
(b)Neither the Company Group nor any of its owners, directors, officers or employees has been suspended or debarred from contracting with, or bidding on contracts or subcontracts with, any Governmental Authority; no such exclusion, suspension or debarment has been initiated or, to the Company’s Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such exclusion, suspension or debarment of any member of the Company Group. No member of the Company Group has been audited or investigated by any Governmental Authority and no such audit or investigation has been threatened. To the Company’s Knowledge, there is no valid basis for the exclusion, suspension or debarment of any member of the Company Group from bidding on contracts or subcontracts with any Governmental Authority or any claim pursuant to an audit or investigation by any Governmental Authority. No member of the Company Group has Contracts that require it to obtain or maintain a security clearance with any Governmental Authority.

3.14Conflicts. Except as set forth on Schedule 3.14, neither the execution of, or the performance by any Seller or any member of the Company Group according to the terms of, this Agreement or the Company’s Ancillary Documents would, directly or indirectly (with or without notice or lapse of time), (a) be a breach or default or give rise to any remedy or right of termination or acceleration or impairment of any right or benefit of any member of the Company Group under any Contract; (b) be prohibited, prevented or delayed pursuant to any Contract, or require the consent of or otherwise give any other party to such Contract the right to refuse to give consent to the consummation of the transactions contemplated hereby or to elect to terminate such Contract, require any Seller or any member of the Company Group to give notice to any other party of the transactions contemplated hereby, or provide that, or give any other party the right to declare, as a result of the consummation of the transactions contemplated hereby, such Contract shall be canceled, terminated or modified in a manner adverse to such member of the Company Group; (c) contravene, conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of the Company Group; (d) contravene or conflict with or constitute a violation of any Law or Order applicable to the Company Group; (e) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which any member of the Company Group may be subject; or (f) result in the imposition or creation of any encumbrance upon or with respect to any of the assets of the Company Group’s business.
3.15Permits. Schedule 3.15 includes a true and complete list of every license, permit, franchise, privilege, variance, immunity, clearance, exemption, waiver, authorization, registration, accreditation, certification, pre-qualification, security clearance and approval applied for, pending by, issued or given by any Governmental Authority to any member of the Company Group, which is in effect or has been applied for (collectively, the “Permits”). All such Permits are in full force and effect, and there are no defaults thereunder or action pending or, to the Company’s Knowledge, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, and all information submitted to the applicable Governmental Authority in order to obtain each Permit was true, accurate and correct when submitted. The Company Group is and has been in material compliance with, and the business of the Company Group has been conducted in accordance with, all terms and conditions of each Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit, revocation, suspension, modification, termination or nonrenewal of any such Permit, or that might adversely affect the rights of any member of the Company Group under any such Permit. No notice of deficiency, cancellation, default or any dispute concerning any Permit, or any event, condition or state of facts described in the preceding clause, has been received by or is known to any member of the Company Group. No Action is pending or, to the Company’s Knowledge, threatened to revoke, terminate or amend any Permit. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a modification, impairment, revocation, suspension or limitation of any Permit or any breach, default or forfeiture of any rights thereunder. Except as set forth on Schedule 3.15, no Permit requires the consent, approval or act of, or the making of any filing with, any Governmental Authority in order to remain in full force and effect after the execution and delivery of this Agreement. The Permits constitute all licenses, permits, franchises, privileges, variances, immunities, clearances, exemptions, authorizations, registrations, accreditations, certifications, pre-qualification, security clearance, approvals and agreements which are required in order for the Company Group to conduct its business as presently conduct.
3.16Compensation and Benefits.

(a)Schedule 3.16(a) includes a true and complete list of each Employee Plan. For purposes of this Agreement, the term “Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and other employee benefit or compensation plan, practice, policy, agreement or arrangement, including any bonus, compensation, commission, deferred compensation, stock purchase, stock option, stock appreciation, equity or Equity Security-based, severance, retention, salary continuation, vacation, holiday, paid time off, sick leave, fringe benefit, perquisite, incentive, insurance, employment, change in control, Code Section 125, Code Section 501(c)(9), welfare or similar plan, practice, policy, agreement or arrangement, whether or not subject to ERISA, in each case which is maintained, administered or contributed to by any member of the Company Group, which provides benefits to current or former employees or service providers(or any dependents of the foregoing) to the Company Group, or with respect to which a member of the Company Group is a party or could have any liability (including contingent liability).
(b)All Employee Plans comply with and are and have been maintained and operated in all respects in accordance with their respective terms and with each applicable provision of ERISA, the Code and all other applicable Laws, including all filing and disclosure requirements imposed on the plan sponsor thereunder. Each Employee Plan intended to qualify under Section 401(a) of the Code (including, without limitation, the CWH 401(k) Plan) is so qualified and has received a currently effective favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the Internal Revenue Service (“IRS”) and there are no facts or circumstances that could (i) adversely affect the qualified status of any such Employee Plan or (ii) result in a penalty or other liability under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust funding such an Employee Plan is and has been tax-exempt and each such trust agreement remains qualified under the Code. Full payment has been made of all contributions, premiums, benefits, distributions, administrative expenses and other amounts which are obligated to be paid in connection with, from or to any Employee Plan attributable to any period prior to the Closing. There is no unfunded liability relating to any Employee Plan that is not reflected in the Financial Statements or, with respect to accruals properly made on or after the Interim Financial Statements Date, in the books and records of the Company Group. With respect to the CWH 401(k) Plan, the Company Group has not (i) received any amendment from the sponsor of the plan document that the Company Group failed to execute or (ii) requested that any amendment be prepared for the current plan year that has not been executed.
(c)With respect to each Employee Plan, the Company Group has delivered to Purchaser true, current and complete copies of, as applicable (i) all plan documents (or, in the case of any unwritten Employee Plan, a description of the terms and conditions thereof), related trust agreements or other funding or financing arrangement, insurance contracts and policies, ERISA fiduciary indemnification agreements, administrative services agreements, and all amendments thereto, (ii) the most recent summary plan description and all summaries of material modifications thereto, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the completed plan years since the Relevant Date, (iv) all documents and correspondence received from or provided to the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority since the Relevant Date, (v) the ERISA bond, (vi) the most recent determination, advisory or opinion letter issued by the IRS, (vii) nondiscrimination and coverage testing results for the most recently completed plan years since the Relevant Date and (viii) IRS Forms 1094-C and 1095-C filed with the IRS since the Relevant Date and IRS confirmations of the filings thereof.

(d)Neither the Company Group nor any of its current or former ERISA Affiliates, nor any of their respective predecessors, has at any time maintained, administered, participated in, contributed to (or was required to contribute to) or had any obligation or liability (including contingent liability) under (i) any plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA) or (iii) any single-employer plan (as defined in Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code. The Company Group has never participated in, and has no liability with respect to, a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA. There are no pending or, to the Company’s Knowledge, threatened claims against or otherwise involving any Employee Plan (other than routine claims for benefits), and there are no pending or, to the Company’s Knowledge, threatened Actions by the IRS, the United States Department of Labor or other Governmental Authority with respect to any Employee Plan, and, to the Company’s Knowledge, there are not any facts or circumstances that could give rise to any material liability in the event of any such claim or Action. The Company Group has not terminated an employee benefit or compensation plan or arrangement for which the Company Group could have any existing or continuing liability or obligation relating thereto. Each Employee Plan may be terminated at any time by the Company Group without incurring liability.
(e)The Company Group has complied in all material respects with COBRA and does not provide or have any obligation to provide medical, life insurance or other welfare benefits to any individual (other than to beneficiaries and dependents of active employees) at a time when he or she is not an employee of the Company Group (other than as required under Section 4980B of the Code or similar Law). Neither the Company Group nor any of its ERISA Affiliates has any liability on account of any violation of COBRA. The Company Group has complied, in all material respects, with the PPACA and with the security requirements of the Health Insurance Portability and Accountability Act of 1996. The Company Group has not incurred (whether or not assessed, and including on account of an ERISA Affiliate), and does not reasonably expect to incur, any excise Taxes or other penalties under PPACA (including with respect to the failure to comply with the reporting requirements under Sections 6055 and 6056 of the Code, as applicable).
(f)Each Employee Plan subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code and all applicable guidance thereunder. No Person is entitled to receive any additional payments (including any “gross up,” reimbursement or similar payment) from the Company Group as a result of the imposition of any Tax under Section 409A or Section 4999 of the Code.
(g)No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that involves any Employee Plan. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company Group has not, nor to the Company’s Knowledge, has any other Person, engaged in any transaction with respect to any Employee Plan that could reasonably be expected to subject the Company Group or any of its employees to any Tax, penalty (civil or otherwise) or other liability under ERISA, the Code or other applicable Law. The Company Group does not have any liability (including contingent liability) under Chapter 43 of the Code, and nothing has occurred that could reasonably be expected to subject the Company Group to any such liability.

(h)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will or could reasonably be expected to (i) entitle any current or former director, officer, employee, consultant or other individual service provider of the Company Group to any payment (including severance pay or similar compensation), any cancellation of indebtedness or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Employee Plan; or (iii) result in any increase in benefits payable under any Employee Plan. None of the Employee Plans limit or otherwise restrict the Company Group’s ability to terminate the employment of any employee for any reason without liability. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company Group who is a "disqualified individual" within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transaction contemplated by this Agreement.
3.17Employees.
(a)No member of the Company Group is a party to or subject to any collective bargaining agreements or other Contract with any labor organization or other representative of any Company Group employees, nor is any such Contract, as of the date of this Agreement, being negotiated. No labor union or other collective bargaining unit represents or, to the Company’s Knowledge, claims to represent any of the Company Group’s employees; and to the Company’s Knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company Group’s employees (if applicable). There are no pending, or to the Company’s Knowledge, threatened, and since the Relevant Date to the date hereof, no Company Group employees have engaged in any strikes, lockouts, pickets, slowdowns, stoppages or labor grievances with respect to their employment with any member of the Company Group. To the Company’s Knowledge, there are not currently and since the Relevant Date to the date hereof, there have not been any union organization activities (including union organization campaigns or requests for representation) with respect to any employees of the Company Group and their employment by any member of the Company Group.
(b)The Company Group has provided to Purchaser a true and correct list of all employees and independent contractors of any member of the Company Group, containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged; (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their work location (city and state), (vi) their fulltime, part-time or temporary status; (vii) their base salaries or base hourly wage or contract rate; (viii) their target bonus rates or target commission rates; (ix) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation and/or severance payments); (x) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (xi) their visa status, if applicable; (xii) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law; and (xiii) accrued but unused vacation time and/or paid time off.

(c)The Company Group is, and at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, plant closings and mass layoffs, privacy rights, harassment, discrimination, retaliation and working conditions or employee safety or health.
(d)Except as set forth in Schedule 3.17(d), there are no currently pending, and since the Relevant Date, have not been any Actions against any member of the Company Group, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor or other service provider of any member of the Company Group, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. The Company Group has not implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation” or “termination” (each as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any member of the Company Group. There have not been any Actions to which any member of the Company Group or, to the Company’s Knowledge, any employee of any member of the Company Group was or is a party, concerning any alleged misfeasance or malfeasance issues with respect to an employee of any member of the Company Group, including any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment or whistleblowing issues. To the Company’s Knowledge, there is no reasonable basis on which a Governmental Authority could commence any such Action. No member of the Company Group, nor the Sellers, or any Person acting at the request of either of the foregoing has initiated or conducted any internal investigations or inquiries concerning any such misfeasance or malfeasance issues with respect to any employee of any member of the Company Group.
(e)Each Person providing services to the Company Group that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such and the Company Group does not have any liability or obligations arising out of the hiring or retention of Persons to provide services to the Company Group and treating such Persons as consultants or independent contractors and not as employees. All employees of the Company Group have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state Law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(f)To the Company’s Knowledge no allegations of harassment, discrimination or misconduct have been made against any (i) officer, member or director of any member of the Company Group, or (ii) any employee of any member of the Company Group who, directly or indirectly, supervises or has managerial authority over other employees or service providers of such member of the Company Group. The Company Group has not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by an employee, contractor, director, member, officer or other representative of the Company Group.
(g)No member of the Company Group has ever been the subject of an audit nor has any member of the Company Group been the subject of an Action from the United States Department of Homeland Security, including Immigration and Customs Enforcement (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement Action. The Company Group is in compliance with all immigration Laws.
3.18Taxes. Except as set forth on Schedule 3.18:
(a)all Taxes (whether or not shown on any Tax Return) for which any member of the Company Group is liable have been timely paid;
(b)all material Tax Returns required to have been filed by or with respect to any member of the Company Group have been timely filed, and all such Tax Returns are true, correct, complete and accurate and disclose all Taxes required to be paid by or with respect to any member of the Company Group for the periods covered thereby;
(c)no extension of time within which to file any such Tax Return is in effect;
(d)no waiver of any statute of limitations relating to Taxes for which any member of the Company Group may be liable is in effect, and no written request for such a waiver is outstanding;
(e)there is no material action, suit, investigation, audit, claim or assessment pending or, to the Company’s Knowledge, proposed or threatened with respect to Taxes for which any member of the Company Group may be liable;
(f)all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (b) have been paid in full or otherwise finally resolved;
(g)the Company has not made any election to apply the BBA Audit Rules prior to the time otherwise required by the BBA Audit Rules;
(h)the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a penalty for substantial understatement of income Tax under Section 6662 of the Code;
(i)the Company is and has been since its formation classified and treated as a partnership for federal and applicable state and local income tax purposes;
(j)the Company has not engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code;

(k)no member of the Company Group (i) is party to or bound by any tax sharing agreement, Tax indemnity obligation or similar contract with respect to Taxes, (ii) has not requested, received, or entered into any Tax ruling, loss determination, or advance pricing contract with any Taxing Authority, (iii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change or improper use of an accounting method for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date, (C) installment sale under Section 453 of the Code or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received or deferred revenue recognized prior to the Closing, or (E) reason under Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law);
(l)no member of the Company Group has (i) deferred the payment of any Taxes pursuant to Section 2302 of the CARES Act or pursuant to IRS Notice 2020-65, (ii) obtained a loan under the Paycheck Protection Program described in Section 1102 of the CARES Act, or (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act;
(m)no property owned by the Company Group is (i) subject to the anti-churning rules of Section 197(f)(9) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(1)(C) of the Code, (iii) “limited use property” within the meaning of IRS Revenue Procedure 2001-28, or (iv) subject to Section 168(g)(1)(A) of the Code;
(n)the Company timely made and had in effect an election under Section 754 of the Code at the time of and with respect to Blocker’s acquisition of its Company Units;
(o)there are no Liens for Taxes upon the assets of the Company Group except Permitted Liens; and
(p)all material Taxes which any member of the Company Group is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or set aside or reserved on the books of such member of the Company Group.
3.19Litigation. There is no Action or other compliance or enforcement action before any Governmental Authority pending or, to the Company’s Knowledge, threatened, (a) against any member of the Company Group or its directors, managers, officers, employees, shareholders, partners or members (each, in their capacity as such), (b) with respect to or affecting the Company Group’s operations, business, employees or financial condition or (c) related to the consummation of the transactions contemplated hereby. To the Company’s Knowledge, no event (or series of related events) has occurred that would reasonably be expected to give rise to any such Action. Schedule 3.19 contains a complete and accurate list and description (and any settlement terms) of all Actions filed since the Relevant Date or, to the Company’s Knowledge, threatened in the last twelve (12) months by or against any member of the Company Group or by or against any member of the Company Group’s directors, managers, officers, employees, partners, shareholders or members, with respect to or affecting the Company Group’s operations, business, employees or financial condition, or related to the consummation of the transactions contemplated hereby.

3.20Laws. No member of the Company Group is a party to or bound by any Order (or Contract entered into in any Action) with respect to its properties, assets, personnel or business activities. No member of the Company Group has been in material violation of or delinquent or non-compliant in respect of any applicable Law, including Environmental Laws, Vehicle Safety Laws, and Laws relating to equal employment opportunities, fair employment practices (including with respect to non-discrimination, retaliation and harassment), affirmative action requirements, unfair labor practices, labor relations, terms and conditions of employment, classification of employees and independent contractors, occupational health and safety, wages and hours, overtime and exemptions therefrom, leaves, disabilities, payment of commissions, facility closings and layoffs, whistleblowing, immigration, safety and health, workers’ compensation, privacy and confidentiality, data security, the collection and payment of withholding social security or similar Taxes, and zoning ordinances and building codes. The Company Group has not received any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Law or any other Action. Each Contract and other financial arrangements and relationships entered into by any member of the Company Group with customers, vendors, suppliers, employees and contractors is in material compliance with all applicable Laws.
3.21Real Estate.
(a)The Company Group does not own, and has never owned, any real property. The Company Group is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. Except as set forth on Schedule 3.21 (such premises, the “Leased Premises”), the Company Group does not lease, sublease, license or occupy any real property. The Leased Premises are leased, subleased, licensed to or occupied by the Company Group pursuant to each lease, sublease, license or occupancy agreement set forth on Schedule 3.21, a true and complete copy of which, including all amendments thereto, has been delivered to Purchaser (each “Lease”). Each Lease is in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been fully paid. The Company Group (and, to the Company’s Knowledge, the landlord or other third party) is in compliance with, and no default by any member of the Company Group (or, to the Company’s Knowledge, the landlord or other third party) exists under, each Lease, nor to the Company’s Knowledge does any condition exist that, with the giving of notice or the passage of time or both would constitute a default under each Lease. The Company Group has the right to use all of the Leased Premises for the full term of each Lease (and any renewal options) relating thereto. The Company Group has valid leasehold interests in the Leased Premises, free and clear of all Liens, other than Permitted Liens. The Company Group has not assigned, transferred or pledged any interest in any Lease.

(b)The Leased Premises: (i) are not in possession of any adverse possessors; (ii) are not subject to any leases or tenancies of any kind (except for each Lease); (iii) are used in a manner which is consistent with and permitted by applicable zoning ordinances and other Laws or regulations without special use approvals or permits and are not classified as a non-conforming use; (iv) are, and have been, since the Relevant Date, in the peaceful possession of the Company Group; (v) are served by all water, sewer, electrical, telephone, drainage and other utilities required for the Company Group’s operations; (vi) require no work or improvements to bring it into compliance with any applicable Law; (vii) are in good condition and repair (ordinary wear and tear expected) and suitable and adequate for continued use in the manner in which they are currently used; and (viii) do not require material expenditures to be made for the repair, replacement or maintenance of any improvements. To the Company’s Knowledge, there is no Action pending, threatened or contemplated relating to the Leased Premises. There is no violation in any material respect of any recorded restriction, condition or agreement affecting the Leased Premises. The Company Group has not received notice of any violation of any zoning, building, health, safety, disability, environmental, pollution control, fire or similar Law, ordinance, Order, directive or regulation respecting the Leased Premises or any part thereof. Since the Relevant Date, there has been no damage or loss to the Leased Premises by any fire or other casualty, any act of God or any hazard prior to the date hereof. The Company Group has not received any notice of proposed increases in real estate tax assessments for the Leased Premises. To the Company’s Knowledge, there are no options, rights of first offer or rights of first refusal to purchase or lease any of the Leased Premises or any portion thereof or interest therein. True and complete copies of the most recent subordination, non-disturbance and attornment agreements and estoppels with respect to the Leased Premises currently in the possession, control or custody of the Company Group have been provided to Purchaser.
3.22Environmental Matters.
(a)The Company Group is, and since the Relevant Date has been, in compliance in all material respects with all applicable Environmental Laws.
(b)The Company Group has obtained, possesses and is, and since the Relevant Date has been, in compliance in all material respects with all Environmental Permits required for the Leased Premises and the operation of the business of the Company Group, all such Environmental Permits are valid and in full force and effect, and there are no facts or circumstances that would reasonably be expected to result in the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.
(c)The Company Group has not received any written or, to the Company’s Knowledge, unwritten, notice of any claim, demand, information request, complaint or Order, and there is no Action pending, or to the Company’s Knowledge, threatened, alleging any violation of, or liability or obligation (including any investigatory, corrective or remedial obligation) under any Environmental Laws.
(d)There has been no Release or threatened Release of any Hazardous Material at, in, under, from, or on (i) the Leased Premises, (ii) any property formerly owned, leased or operated by the Company Group during the ownership or tenancy of or possession or use by the Company Group thereof or (iii) at any other site or location, in each case, in violation of applicable Environmental Laws or in a manner that could reasonably be expected to result in liability to the Company Group.

(e)The Company Group has not assumed by Contract or operation of Law any liability of any third party arising under or related to any Environmental Law or Environmental Permit.
(f)There is not now, nor to the Company’s Knowledge, has there ever been, at, on, under or in the Leased Premises, any (i) treatment, storage or disposal of any Hazardous Material, except use or storage for maintenance purposes in the ordinary course of business, (ii) underground storage tank or (iii) landfill.
(g)The Company Group has not (i) manufactured, sold or offered to sell any part or component the purpose of which is to bypass, defeat or render inoperative any device or element of design that is installed on or in a motor vehicle required for compliance with Environmental Laws, or (ii) violated any certificate of conformity or executive order issued under Environmental Laws.
(h)The Company Group has made available to Purchaser complete and accurate copies of all environmental site assessments, compliance audits, notices of violation, Orders, and other material environmental reports related to the business of the Company Group, the Leased Premises or any property formerly owned, leased or operated by the Company that are in the possession, custody or control of the Company Group.
3.23Intellectual Property.
(a)The Company Group is the sole and exclusive owner, free and clear of all Liens, of all Company Group Registered Intellectual Property. With respect to the Company Intellectual Property that is not owned by a member of the Company Group, either the Company or a member of the Company Group possesses valid and enforceable rights to use such Company Intellectual Property as currently used in the conduct of the business of the Company Group as currently conducted. Schedule 3.23(a) contains an accurate and complete list of all Company Group Registered Intellectual Property, specifying as to each (i) the nature of such right, (ii) the ownership thereof (including any other Person who possesses any ownership interest therein), (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending, and (iv) any applicable registration, certificate or application number(s). All Company Group Registered Intellectual Property is valid, subsisting and enforceable. All required filings and fees related to the Company Group Registered Intellectual Property have been timely paid with the applicable Governmental Authority or registrar. All Company Group Intellectual Property is fully transferable, alienable and licensable by the Company Group without restriction and without payment of any kind to any Person, and, to the Company’s Knowledge, there is no event or condition that would reasonably be expected to render any Company Group Intellectual Property invalid or unenforceable.
(b)Schedule 3.23(b) identifies each item of Company Group Intellectual Property, including Company Group Software, other than commercial off-the-shelf software licensed on standard terms by the Company Group on a non-exclusive basis from third parties in the ordinary course of business, that is material to the operation of the business of the Company Group as currently conducted, including any unregistered Company Group Intellectual Property, in which any member of the Company Group has or purports to have an ownership or licensed interest of any nature (whether exclusively, jointly with another Person or otherwise).

(c)All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of Company Group Intellectual Property have transferred all rights, title and interest in such Company Group Intellectual Property to the Company Group pursuant to a valid, enforceable, perpetual and irrevocable written assignment to the Company Group to such Company Group Intellectual Property. Without limiting the generality of the foregoing, no current or former employee, independent contractor or consultant of any member of the Company Group has any right, title or interest in respect of the Company Group Intellectual Property. Except as set forth in Schedule 3.23(c), the Company Group has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted or agreed to grant any exclusive license of or exclusive right to use, any Company Group Intellectual Property. The Company Group owns or otherwise has all Intellectual Property Rights necessary for, the conduct of its business as currently conducted.
(d)Since the Relevant Date, the Company Group and the operation of the business of the Company Group as conducted since the Relevant Date have not and do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person. There are no claims pending, settled since the Relevant Date or, to the Company’s Knowledge, threatened against (including any demands or invitations to license Intellectual Property Rights of a Person) any member of the Company Group alleging that such member of the Company Group and/or the operation of the business of the Company Group is or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of a Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Group Intellectual Property and/or the Intellectual Property Rights therein. There are no claims pending, settled since the Relevant Date or, to the Company’s Knowledge, threatened against any Person alleging the infringement, misappropriation or other violation of any Company Group Intellectual Property.
(e)No Company Group Intellectual Property is subject to any outstanding Order, office action or settlement agreement that (i) may restrict in any manner the use, transfer or licensing thereof by any member of the Company Group, (ii) may affect its validity or enforceability or (iii) may require a member of the Company Group to grant to any other Person any license, immunity or other right with respect to any Company Group Intellectual Property. No member of the Company Group has received any notices threatening to pursue any such outstanding Action, Order or office action.
(f)All current and former employees, consultants and contractors of the Company Group involved with the development of Company Group Intellectual Property have executed appropriate proprietary rights and invention assignment agreements, and no such employees, consultants and contractors have asserted any claims of ownership with respect to Company Group Intellectual Property.
(g)The Company Group has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in its confidential information, including maintaining policies requiring all employees, consultants and independent contractors to agree to preserve confidential information of the Company Group.

(h)The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not, with or without notice or the lapse of time or both, result in any other Person having (or give or purport to give any other Person) the right or option to a license, covenant not to sue, immunity or other rights with respect to Company Group Intellectual Property or the Intellectual Property Rights of Purchaser.
(i)Schedule 3.23(i) identifies: (i) each item of Open Source Software that is contained in, distributed with or used in the development of any product and/or service (including the Company Group Software) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any member of the Company Group (each, a “Company Group Product” and collectively, the “Company Group Products”); (ii) the applicable license agreement (including the name and version of such agreement) for each such item of Open Source Software; and (iii) such Company Group Product to which each such item of Open Source Software relates. The use, marketing, distribution, licensing and sale of Company Group Products by any member of the Company Group do not violate any license terms applicable to any item of Open Source Software, and the Company Group has all rights in each item of Open Source Software disclosed, or required to be disclosed, in Schedule 3.23(i) as needed for the Company Group to conduct its business as currently conducted, without violation of any license terms pertaining to such Open Source Software or infringement of third-party Intellectual Property Rights. No Company Group Product contains, is derived from, is distributed with or is being developed using Open Source Software that is licensed under any terms that impose a requirement or condition that any Company Group Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.
(j)To the Company’s Knowledge, there are no material defects in any of the Software included in the Company Group Products that would prevent any such Software from performing substantially in accordance with its user specifications and in the manner in which it was designed. Neither the Company Group IT Systems nor any of the Company Group Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(k)No source code for any Company Group Products has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company Group. No member of the Company Group has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Group Products to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Group Products to any other Person.

(l)None of the Company Group Intellectual Property or Company Group Products is subject to a right of any other Person to terminate any right in any Company Group Intellectual Property in such Company Group Product, including pursuant to 17 U.S.C. Sections 203 or 304(c), and no member of the Company Group has received any written notice of any exercise or intent to exercise any such right. No Governmental Authority or entity, university or educational institution has sponsored research and development in connection with the business of the Company Group under an agreement or arrangement that would provide such Governmental Authority or entity, university or educational institution with any claim of ownership to any Company Group Intellectual Property.
(m)Schedule 3.23(m) contains a true and correct list of all Social Media Accounts that the Company Group uses, operates or maintains, including in connection with marketing or promoting any Company Group Product. All use of the Social Media Accounts complies with and has complied with (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts, and (ii) applicable Law.
(n)Schedule 3.23(n) contains each Company Group Privacy Policy in effect at any time since the formation of each member of the Company Group. Each Company Group Privacy Policy: (i) is displayed on each website of the Company Group and is incorporated into each applicable end user agreement or website terms of use; (ii) states that User Data may be transferred in a merger, acquisition, change of control, reorganization or sale of assets; and (iii) states that sensitive personal information is not collected automatically by any Company Group Product, though users may voluntarily provide such information. Each member of the Company Group has materially complied at all times since the Relevant Date with all of the Company Group Privacy Policies and with all applicable Privacy Requirements. Subject to compliance with applicable Privacy Requirements, each member of the Company Group is entitled to use the Company Group Data stored on the Company Group IT Systems to such extent as is necessary for the conduct of its business operations as currently carried out. Neither (A) the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents contemplated hereby; (B) the consummation of any of the transactions contemplated hereby or thereby; nor (C) Purchaser’s possession or use of the User Data in compliance with the Company Group Privacy Policies or any Law pertaining to privacy, in each case will result in any violation of any applicable Privacy Requirements. All Company Group Data owned or used by the Company Group is free and clear of all Liens. No member of the Company Group has received any written notice of any Action against any member of the Company Group (nor has the Company Group received any written threat thereof) from any Governmental Authority, customer or any other party regarding any member of the Company Group’s collection, use or disclosure of Personal Data.

(o)No member of the Company Group has ever suffered, and to the Company’s Knowledge, no third party that stores or maintains Company Group Data on behalf of a member of the Company Group has since the Relevant Date suffered, a Security Incident with respect to any Company Group Data. All Company Group IT Systems have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use. The Company Group IT Systems are in good working condition to effectively perform all information technology operations (including with respect to working condition and capacity) necessary to conduct the business of the Company Group as currently conducted. The Company Group has in place a commercially reasonable written disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company Group as currently conducted (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company Group as currently conducted. The Company Group has established and is in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of the Company Group Data; (ii) is designed to protect against Security Incidents; and (iii) satisfies all applicable Privacy Requirements. No member of the Company Group has experienced a significant outage or material malfunction of all or any portion of the Company Group IT Systems since the Relevant Date. The Company Group has obtained written agreements from all third parties to which it has provided access to Personal Data that bind, and since the Relevant Date have bound, the third party to at least the same restrictions, obligations and conditions that apply to the Company Group with respect to such Personal Data. The Company Group has performed a security risk assessment of the Company Group IT Systems no less frequently than annually that meets all applicable Privacy Requirements and have remediated all vulnerabilities identified by such assessment that were categorized as “critical” or “high.”
3.24Key Relationships. To the Company’s Knowledge, no Significant Customer or Significant Supplier (as each is defined below) (a) intends to (i) terminate its direct or indirect business relationship with the Company Group, (ii) not renew such relationship or issue a request for proposal for future business, or (iii) otherwise limit or alter its business relationship with the Company Group in any material respect or (b) is (i) insolvent or the subject of any bankruptcy, reorganization or similar proceeding or (ii) intends to liquidate, dissolve, file for bankruptcy or seek a receiver, assignment for the benefit of creditors, arrangement of debts or similar arrangement or protection. There are no current renegotiations of any material amounts paid or payable to Significant Customers or Significant Suppliers and no Significant Customers or Significant Suppliers have made written demand for such renegotiation. There are no material disputes pending between the Company Group and any Significant Customers or Significant Suppliers. Schedule 3.24 lists each Significant Customer and Significant Supplier and details the aggregate dollar value of total amount, for the fiscal year ended December 31, 2022, of payments received from each such Significant Customer and payments paid to each such Significant Supplier, respectively. “Significant Customer” means any of the top twenty (20) customers of the Company Group measured in terms of goods or services sold for the fiscal year ended December 31, 2022. “Significant Supplier” means any of the top twenty (20) suppliers of the Company Group measured in terms of goods or services purchased for the fiscal year ended December 31, 2022. Since January 1, 2023, the Company Group has not experienced any material interruptions in the supply of goods or services to the Company Group.

3.25Product Liability; Product Warranty; Recalls.

(a)Except as would not reasonably be expected to subject the Company Group to material liability, each product designed, manufactured, distributed, marketed, sold, offered for sale, installed, maintained or delivered by any member of the Company Group (each, a “Company Group Obligation”) is and has been in conformity with all (x) applicable product specifications, (y) applicable Laws, including Vehicle Safety Laws and (z) applicable contractual obligations and express or implied warranties made by the Company Group. To the Company’s Knowledge, the Company Group has no liability for remedy or replacement of any such products or other damages in connection therewith or any other customer or product obligations (including product recalls or post-sale warnings), and, to the Company’s Knowledge, there exist no facts or circumstances that would reasonably be expected to result in or form the basis for a product recall or post-sale warning in connection with any such products. To the Company’s Knowledge, none of the Company Group’s suppliers, vendors, licensees or franchisees has made, is planning to make, or has been required to make any recall, post-sale warning or withdrawal of a Company Group Obligation. Each Company Group Obligation contains warnings that comply in all material respects with applicable Law.
(b)No member of the Company Group has received any written or, to the Company’s Knowledge, unwritten, notice of any failure to self-certify to any applicable Federal Motor Vehicle Safety Standards (“FMVSS”) with respect to a Company Group Obligation. No member of the Company Group has made any alteration or modification to any motor vehicle equipment that is a Company Group Obligation that has taken such component out of compliance with Vehicle Safety Laws.
(c)No member of the Company Group has made any recall, post-sale warning or withdrawal of a Company Group Obligation under applicable Laws, including Vehicle Safety Laws, and no member of the Company Group is subject to any obligation on the part of such member of the Company Group to undertake, or to bear, all or any portion of the costs of any recall, post-sale warning or withdrawal with respect to such Company Group Obligation.
(d)No member of the Company Group is, and since the Relevant Date has not been, subject to any pending or threatened claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Group Obligation. Since the Relevant Date to the date hereof, all Company Group Obligations have been without design defects or manufacturing defects and there have not been any, and there currently are no, Actions pending or, to the Company’s Knowledge, threatened, against or involving any such Company Group Obligations, or against any member of the Company Group, or any class of claims or lawsuits involving any such Company Group Obligation, in each case, resulting from an alleged defect in any such Company Group Obligation or any alleged failure to warn with respect to any such Company Group Obligation. As of the date hereof, no member of the Company Group is, and since the Relevant Date has not been, subject to any government investigation, request for information, written notice, warning letter or enforcement action arising out of any obligations of any member of the Company Group under Vehicle Safety Laws with respect to any Company Group Product. No member of the Company Group has committed any act or failed to commit any act, which would result in, and since the Relevant Date there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) for any Company Group Obligation. There are no claims pending or, to the Company’s Knowledge, threatened against any member of the Company Group with respect to a breach of any warranty made by or on behalf of such member of the Company Group.

3.26Compliance with Anti-Corruption and Anti-Bribery Laws. Each member of the Company Group and its officers, directors, managers, members, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf have not since the Relevant Date, directly or indirectly, taken any action, or engaged in any activity, practice or conduct that would result in a violation by such member of the Company Group or any of its officers, directors, managers, members, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf of the Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of the foregoing, no member of the Company Group nor any of its officers, directors, managers, members, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf have since the Relevant Date, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (c) made any contribution, gift, bribe, rebate, payoff, influence payments, kick-back or other payment to any person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Company Group or any Affiliate of the Company Group, or in violation of any Law; or (d) otherwise taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits or other court actions against any member of the Company Group or any of its officers, directors, managers, members, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to any member of the Company Group’s activities, or the activities of any of its officers, directors, managers, members, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf, that, to the Company’s Knowledge, would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company Group has established and maintains a compliance program and internal controls and procedures appropriate to the applicable requirements of Anti-Corruption and Anti-Bribery Laws.
3.27Export Control Laws and Customs Laws.
(a)Each member of the Company Group is, and since the Relevant Date has been, in material compliance with (i) all United States and other applicable customs laws; (ii) all United States and other applicable export and import control Laws, including those administered by the United States Customs and Border Protection, United States Department of Homeland Security, United States Department of Commerce and the United States Department of State; and (iii) all United States and other applicable Laws relating to unsanctioned foreign boycotts, including the Arms Export Control Act, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, the Export Administration Act (“EAA”), the Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Emergency Economic Powers Act (“IEEPA”) and the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA. Each member of the Company Group has obtained all necessary United States and other government approvals, permits or licenses required to fulfill any pending commitments or obligations of such member of the Company Group.

(b)No additional duties, including any antidumping duties, countervailing duties, safeguards or duties imposed under Section 232 of the Trade Expansion Act of 1962 (19 U.S.C. 1862), are applicable to the products that the Company Group is currently importing, or at any point since the Relevant Date has imported, into the United States, except tariffs on goods from China imposed under Section 301 of the Trade Act (19 U.S.C. 2411).
3.28Sanctions Laws.
(a)No member of the Company Group has since the Relevant Date failed to comply with any applicable sanctions Laws, including those administered by the United States Department of the Treasury, the United States Department of Commerce, the United States Department of State, the European Union and the United Nations (“Sanctions Authority”).
(b)No member of the Company Group, nor such member of the Company Group’s Affiliates, directors, officers, employees and agents are “Sanctioned Parties,” defined to include (i) a party that appears on the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the OFAC Consolidated List, the European Union Consolidated List, the United States Department of Commerce Bureau of Industry and Security’s Entity List, Unverified List or Denied Persons List, or are otherwise designated as a party with whom business is restricted or prohibited by a Sanctions Authority; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which a Sanctions Authority maintains comprehensive economic sanctions or an embargo, which as of the date hereof includes the Crimea and so-called Donetsk People’s Republic and the Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria (“Sanctioned Country”); (iii) an ordinary resident of, or entity registered in or established under the jurisdiction of a Sanctioned Country; (iv) a party acting or purporting to act, directly or indirectly, on behalf of, or a party owned or controlled by, any of the parties listed in clauses (i), (ii) or (iii). No member of the Company Group nor its directors or officers have, directly or indirectly, conducted any business or other dealings involving any Sanctioned Party or Sanctioned Country.
3.29Bank Accounts. Schedule 3.29 sets forth the name of each bank, securities broker or other financial institution in which the Company Group has an account, and the names of all Persons authorized to draw thereon or have access thereto.
3.30Names and Locations. (a) Since the Relevant Date, no member of the Company Group has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted the business of the Company Group, other than Dusty Times, GMZ Race Products, Method Race Wheels and Tensor Tire (b) all of the assets of the Company Group are located at the locations set forth on Schedule 3.30.
3.31Brokers and Finders. Except for the Company Broker, no member of the Company Group nor any of its Affiliates has retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (a) the negotiation, execution or performance of this Agreement or (b) introducing the parties hereto to each other.
3.32Occupational Safety and Health Matters.

(a)The Company Group’s operation of its business and the Leased Premises are and since the Relevant Date have been in compliance in all material respects with all applicable Occupational Safety and Health Laws.
(b)No member of the Company Group has, since the Relevant Date, received any written citation, notice or Order alleging liability with respect to any Occupational Safety and Health Law.
(c)To the Company’s Knowledge, there is no reasonable basis for any Action with respect to any Occupational Safety and Health Laws by any Governmental Authority or other Person. No such Actions are pending or, to the Company’s Knowledge, have been threatened.
3.33Government Contracts.
(a)Schedule 3.33 lists each Government Contract, which is currently active in performance or has otherwise not been closed, identified by contract name, customer, customer’s contract or order number and date of award. The Company has made available to Purchaser true and correct copies of each Government Contract listed on Schedule 3.33, together with all amendments, modifications or supplements thereto.
(b)Schedule 3.33 lists each Government Bid, for which (i) no notice of award decision has been received by the Company Group, (ii) the Company Group has not been excluded from the competitive range or (iii) the Company Group has not otherwise received notice that such Government Bid was unsuccessful as of the date of this Agreement, identified by the Person to whom such Government Bid was made, the date submitted, the subject matter of such Government Bid and the anticipated award date. The Company has made available to Purchaser true and correct copies of each Government Bid listed on Schedule 3.33, together with all amendments, modifications or supplements thereto.
(c)Between the Relevant Date and the date of this Agreement, with respect to each Government Contract to which any member of the Company Group is or, during such period, has been a party: (i) the Company Group has complied in all material respects with all material terms and conditions of such Government Contract; (ii) the Company Group complied in all material respects with all requirements of applicable Law pertaining to such Government Contract, including the Truth in Negotiations Act, the FAR and the Cost Accounting Standards; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, and the Company Group complied in all material respects with all such representations and certifications; and (iv) no termination for default or cure notice or show cause notice under the FAR has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract by any Governmental Authority or prime contractor or subcontractor to a Governmental Authority.

(d)With respect to any Government Contract, the Company Group has not taken any action or received any written notice from a Governmental Authority, and is not a party to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truth in Negotiations Act or (iii) other written requests for reductions in the prices of the Government Contracts, including claims based on actual or alleged defective pricing. There has not been any material audit, inspection, survey or examination of records by a Governmental Authority of the Company Group with respect to any material irregularity, material misstatement or material omission arising under or relating to any of its Government Contracts or Government Bids, or any of its employees or representatives with respect to such Government Contracts or Government Bids, nor has the Company Group received written notice or, to the Company’s Knowledge an oral notice, of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for the Company Group.
(e)With respect to any Government Contract under which final payment was received by the Company Group since the Relevant Date, the Company Group does not have credible evidence that a Principal, Employee, Agent or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company Group has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company Group has not conducted between the Relevant Date and the date hereof a formal internal investigation to determine whether credible evidence exists that a Principal, Employee, Agent or Subcontractor of the Company Group has committed any such violations. The Company Group has not been, since the Relevant Date, nor is, as of the date hereof, a party to any material administrative or civil litigation involving alleged material false statements, false claims or other violations of applicable Law with respect to any Government Contract.
(f)Since the Relevant Date, neither the Company Group nor any of its officers, directors or employees has been or is under indictment or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. Since the Relevant Date, the Company Group has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.
(g)Neither the Company Group nor any of its directors or officers is, or has been since the Relevant Date, formally suspended or debarred or formally proposed for suspension or debarment by a Governmental Authority from participation in the award of contracts with any Governmental Authority or has been declared ineligible for contracting with any Governmental Authority.
3.34No Other Representations. Except for the representations and warranties contained in this ARTICLE III or in Company’s Ancillary Documents, neither the Company nor any other person acting on behalf of the Company, makes any representation or warranty, express or implied, regarding the Company or any member of the Company Group.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLOCKER
Blocker makes the following representations and warranties to Purchaser:
4.1Organization and Standing.
(a)Blocker is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Blocker has all necessary corporate power and authority to conduct its business as its business is now being conducted.
(b)True and complete copies of the Organizational Documents of Blocker and all amendments thereto, all equity records and all minute books and records of Blocker have been delivered to Purchaser. The minute books and records of Blocker contain true and complete copies of all resolutions adopted by Blocker, the board of directors or equivalent governing body of Blocker, and any other action formally taken by such Person. Blocker is not in violation of any of its Organizational Documents.
4.2Power and Authority. Blocker has full corporate power and authority to enter into and perform (a) this Agreement and (b) all documents and instruments executed by Blocker in connection with this Agreement (collectively “Blocker’s Ancillary Documents”). The execution, delivery and performance of this Agreement and Blocker’s Ancillary Documents by Blocker and the consummation by Blocker of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Blocker. This Agreement and Blocker’s Ancillary Documents have been duly executed and delivered by Blocker and constitute a legal, valid and binding agreement of Blocker, enforceable against Blocker in accordance with their terms, except as limited by the General Enforceability Exceptions.
4.3Consents. No consent, authorization, Order or approval of, or notice to or filing or registration with, any Governmental Authority or other Person is required for the execution and delivery by Blocker of this Agreement or Blocker’s Ancillary Documents, and the consummation by Blocker of the transactions contemplated by this Agreement and Blocker’s Ancillary Documents. Neither the execution, delivery and performance of this Agreement or Blocker’s Ancillary Documents by Blocker, nor the consummation by Blocker of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time) (a) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Blocker is a party or is otherwise bound; (b) contravene, conflict with or result in a breach of any of the terms, conditions or provisions of Blocker’s Organizational Documents; (c) contravene or conflict with or constitute a violation of any Law or Order applicable to Blocker; (d) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which Blocker may be subject; or (e) result in the imposition or creation of any encumbrance upon or with respect to any of the assets of the Company Group’s business.
4.4Capitalization.

(a)Blocker has the authorized and issued and outstanding equity as indicated on Schedule 4.4(a). Blocker has no other classes of authorized, issued or outstanding Equity Securities. Blocker has not issued any equity appreciation rights, phantom equity, options, warrants, convertible securities, virtual stock or other equity or equity-based compensation award, plan, agreement or other similar arrangement.
(b)Except as set forth on Schedule 4.4(b), all of the issued and outstanding Blocker Shares have been validly issued, are fully paid, are freely negotiable or transferrable, are non-assessable and are owned of record by the Blocker Stockholder, free and clear of all additional payment obligations, preemptive rights, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, Liens and transfer restrictions, except any transfer restrictions imposed by applicable Laws.
(c)There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock, registered capital or other securities of Blocker obligating Blocker to issue any securities of any kind. Blocker is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of the Blocker Shares.
(d)There are no outstanding Equity Securities agreements or other Contracts relating to the issued or unissued Equity Securities of Blocker to which Blocker is a party, including the voting or transfer thereof. All Equity Securities of Blocker were issued in compliance with all applicable federal and state securities Laws.
(e)Except for the Company Group, Blocker does not own any direct or indirect interest in any person and is not subject to any obligation to purchase or otherwise acquire any equity or other securities in any person.
(f)Since the Relevant Date, no distribution of capital or dividends or similar payments have been declared, promised or made by Blocker and no such distributions or dividends remain declared but unpaid. No insolvency or similar proceedings have been commenced or applied for in respect of Blocker.
4.5Financial; Operational. Other than the Financial Statements and the Interim Financial Statements, Blocker does not have any stand-alone financial statements. Other than its ownership interest in the Company Group, Blocker has no material assets, liabilities, business operations or Contracts. Blocker does not have an account with any bank, securities broker or other financial institution.
4.6Indebtedness. Blocker does not have any Indebtedness.
4.7Employees. Blocker has not had and does not have any employees or any persons that would be treated as employees for federal Income Tax purposes. Blocker has not sponsored, maintained or contributed to, and does not sponsor, maintain or contribute to any employee benefit plan.

4.8Litigation, Claims and Laws. No Action has ever been brought against, there is no Action pending and, to the knowledge of Blocker, there is no Action threatened against Blocker (or its directors, officers, employees or shareholders, each, in their capacity as such) with respect to or affecting Blocker, or with respect to the consummation of the transactions contemplated hereby. To the knowledge of Blocker, there are no proceedings or governmental investigations before any commission or other administrative authority, pending or threatened against Blocker (or its directors, officers, employees or shareholders, each, in their capacity as such) with respect to or affecting Blocker, or with respect to the consummation of the transactions contemplated hereby. Blocker is not a party to or bound by any Order and Blocker is not, and has not been, in material violation of any applicable Law.
4.9Intellectual Property. Blocker has no Intellectual Property Rights used by the Company Group in connection with the Company Group’s business.
4.10Real Estate. Blocker does not own, and has never owned or leased any real property.
4.11Brokers. Except for the Company Broker, neither Blocker nor its Affiliates has retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (a) the negotiation, execution or performance of this Agreement or (b) introducing the parties hereto to each other.
4.12Taxes.
(a)All Tax Returns required to have been filed by Blocker on or before the date hereof have been timely filed (taking into account extensions properly obtained) and each such Tax Return is true, correct, and complete in all material respects;
(b)Blocker has timely paid all Taxes due and payable by it, whether or not shown to be due on the Tax Returns referred to in clause (a);
(c)no extension of time within which to file any income Tax Return referred to in clause (a) is in effect (other than any ordinary course extension properly obtained);
(d)no written waiver of any statute of limitations relating to Income Taxes for which Blocker is liable is in effect;
(e)there is no material audit or administrative or judicial proceeding pending with respect to Taxes payable by Blocker;
(f)all material deficiencies asserted in writing or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a Governmental Authority have been paid in full or otherwise finally resolved;
(g)there are no material Liens for Taxes upon the assets of Blocker except for Permitted Liens;
(h)Blocker has not received written notice from any Taxing Authority of a pending (and, to the knowledge of Blocker, there are no threatened) claims for the assessment or collection of any Taxes with respect to Blocker;

(i)there are no closing agreements or similar arrangements, which are still in effect, with any Taxing Authority with respect to the determination of the Tax liability of Blocker;
(j)Blocker is not, and has never been, a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code, and Blocker (i) does not have any Liability for the Taxes of any Person (other than as a partner of the Company for Income Tax purposes) as a transferee or successor, or by contract, or (ii) is not a party to any Tax allocation, indemnity or sharing agreement for which Blocker may be liable for after the Closing Date, but, in each case, excluding obligations under contracts or agreements the primary subject matter of which is not Taxes;
(k)Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change or improper use of an accounting method for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date, (iii) installment sale under Section 453 of the Code or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue recognized prior to the Closing, or (v) reason under Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law);
(l)Blocker has not engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code;
(m)all material Taxes which Blocker is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or set aside or reserved on the books of Blocker; and
(n)during the last two (2) years, Blocker has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.
4.13No Other Representations. Except for the representations and warranties contained in this ARTICLE IV or in Blocker’s Ancillary Documents, neither Blocker nor any other person acting on behalf of Blocker, makes any representation or warranty, express or implied, regarding Blocker.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, individually and not jointly, represents and warrants with respect to himself, herself or itself, as the case may be, to Purchaser as follows:

5.1Power and Authority. In the case of each Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. If such Seller is a corporation, limited liability company, partnership, trust or other entity, such Seller has full power and authority to enter into and perform (a) this Agreement and (b) all documents and instruments executed by such Seller in connection with this Agreement (collectively, the “Seller’s Ancillary Documents”). If such Seller is a corporation, limited liability company, partnership, trust or other entity, the execution, delivery and performance of this Agreement and such Seller’s Ancillary Documents by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of such Seller. If such Seller is a natural person, such Seller has the requisite capacity to enter into and perform this Agreement and such Seller’s Ancillary Documents. This Agreement and such Seller’s Ancillary Documents have been duly executed and delivered by such Seller and constitute a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with their terms, except as limited by the General Enforceability Exceptions.
5.2Ownership. Such Seller holds of record and owns beneficially, and holds good and valid title to, the number and type of Securities listed opposite such Seller’s name on Schedule 5.2, free and clear of all Liens, except (a) as set forth in the Company’s Organizational Documents or (b) any transfer restrictions imposed by applicable Laws. Except pursuant to this Agreement, the Company’s Organizational Documents and federal or state securities Laws, in each case, as applicable, (i) there is no Contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Securities in the Company Group or Blocker, and (ii) such Seller is not a party to, and the Securities set forth opposite such Seller’s name in Schedule 5.2 are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contract relating to the transfer or voting of such Securities.
5.3Litigation. There are no Actions currently pending or, to the knowledge of such Seller, threatened, against or affecting such Seller or any of such Seller’s Affiliates that challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.
5.4Brokers. Except for the Company Broker, such Seller has not retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (a) the negotiation, execution or performance of this Agreement or (b) introducing the parties hereto to each other.

5.5Consent. No consent, authorization, Order or approval of, or notice to or filing or registration with, any Governmental Authority or other Person is required for the execution and delivery by such Seller of this Agreement or Seller’s Ancillary Documents, and the consummation by such Seller of the transactions contemplated by this Agreement Seller’s Ancillary Documents. Neither the execution, delivery and performance of this Agreement or the Seller’s Ancillary Documents by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time): (i) if such Seller is a corporation, limited liability company, partnership, trust or other entity, contravene, conflict with or result in a breach of any of the terms, conditions or provisions of such Seller’s Organizational Documents; (ii) contravene or conflict with or constitute a violation of any Law or Order applicable to such Seller; (iii) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which such Seller may be subject; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (v) result in the imposition or creation of any encumbrance upon or with respect to any of the assets of the Company Group’s business.
5.6No Other Representations. Except for the representations and warranties contained in this ARTICLE V or in Seller’s Ancillary Documents, no such Seller, nor any other person acting on behalf of such Seller, makes any representation or warranty, express or implied, regarding such Seller or any other Seller.
ARTICLE VI

CONDUCT PRIOR TO THE CLOSING
6.1The Company’s Obligations. The following are the Company’s and Blocker’s obligations prior to Closing:
(a)Information. The Company and Blocker shall, and shall cause each other member of the Company Group to, upon reasonable advance notice, at Purchaser’s sole cost and expense, give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies and records of the Company Group to the extent reasonably requested by Purchaser; provided, however, that (x) this provision shall not require the Company, Blocker or any other member of the Company Group to permit any access, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (A) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (B) the loss of attorney-client privilege with respect to such information or (C) the violation of any Law or Order, and (y) in no event shall Purchaser be permitted to conduct any environmental inspections or reviews that involve sampling or other invasive testing at any of the properties without first obtaining the Company’s prior written consent thereto. Purchaser agrees that such investigation shall be conducted in such a manner as to not unreasonably interfere with the operations of the Company Group. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Seller Representative, which may not be unreasonably withheld, delayed or conditioned, Purchaser shall not, directly or indirectly, contact any suppliers to, or customers or other business relations of, the Company Group other than with respect to matters unrelated to the transactions contemplated by this Agreement.

(b)Consents. The Company and Blocker shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts, and upon the request of the Company, Purchaser shall use commercially reasonable efforts to cooperate with the Company Group and Blocker, to obtain the consents, approvals, agreements or waivers listed on Schedule 6.1(b) hereto; provided, however, that no party shall be required to pay any funds, commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party in connection with the obligations described in this Section 6.1(b).
(c)Ordinary Course. Except (i) as otherwise contemplated by this Agreement, (ii) as consented to in writing by Purchaser (which Purchaser agrees shall not be unreasonably withheld or delayed), (iii) as reasonably necessary to respond to the effects or impacts of the COVID-19 pandemic or any mutation thereof or related health condition or (iv) as may be required to comply with applicable Law, the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to carry on their respective businesses in the ordinary course of business in all material respects and to preserve intact its business, operations, material tangible property and other assets, Permits, rights, goodwill and relations with Significant Customers and Significant Suppliers, maintain its books and records in the ordinary course of business and to use commercially reasonable efforts to keep available the services of officers and employees of the Company Group in the ordinary course of business.
(d)Negative Covenants. Except (i) as otherwise contemplated by this Agreement, (ii) as reasonably necessary to respond to the effects or impacts of the COVID-19 pandemic or any mutation thereof or related health condition, (iii) as may be required to comply with applicable Law or (iv) as set forth on Schedule 6.1(d), neither the Company nor Blocker shall, and shall cause each other member of the Company Group to not, without the prior written consent of Purchaser (which Purchaser agrees shall not be unreasonably conditioned, withheld or delayed):
(i)amend its certificate of formation, certificate of incorporation, operating agreement or bylaws (or equivalent Organizational Documents);
(ii)issue, grant, sell, pledge or transfer to any Person any equity of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity, or to other Equity Securities, or grant any equity appreciation or similar rights, or make any other change in the capital structure;
(iii)materially increase the salary or target annual bonus payable to any employee, except in the ordinary course of business or to the extent required under the terms of any Employee Plan or Material Contract or to comply with applicable Law;
(iv)(A) award, amend, terminate, or accelerate the vesting of any bonuses or equity-based compensation to, any employee, except in the ordinary course of business or to the extent required under the terms of any Employee Plan or Material Contract or to comply with applicable Law, or (B) establish, adopt, enter into, amend or terminate any Employee Plan (or any plan, program or agreement that would be an Employee Plan if in effect on the date hereof), except as required by applicable Law or in the ordinary course of business; or (C) provide loans to any employee;

(v)hire, terminate (other than for cause or poor performance) or promote any employee, except in the ordinary course of business with respect employees whose base salary is less than $125,000;
(vi)adopt any collective bargaining or other agreement with a labor union, whether written or oral;
(vii)sell, transfer or otherwise dispose of any material asset or property, except for sales of inventory in the ordinary course of business and for transfers of cash in payment of the Company Group’s liabilities;
(viii)grant any Lien (other than granting or suffering to exist a Permitted Lien) on any material asset used in the conduct of the business of the Company Group (whether tangible or intangible);
(ix)enter into or amend in any material respect, or waive any material claim or right under, or terminate any Material Contract or Lease, or enter into any Contract that, if in existence on the date hereof, would be a Material Contract or Lease, in each case, other than in the ordinary course of business;
(x)make any material change in any method of accounting or accounting practice or policy used, other than such changes as are required by GAAP or applicable Law;
(xi)make any material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory controls, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xii)enter into any commitment for capital expenditures in excess of $100,000 for any individual commitment and $500,000 for all such commitments in the aggregate, other than as set forth in the Company Group’s budget made available to Purchaser;
(xiii)purchase, lease, or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;
(xiv)acquire by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(xv)incur, assume, guarantee, transfer, assign or cancel any entitlements or Indebtedness, other than in the ordinary course of business;
(xvi)grant any loan to (or forgiveness of any loan to), or enter into any other transaction or agreement with, any equity holder, manager, director or officer of the Company Group or Blocker;

(xvii)enter into any settlement or release with respect to any material Action, unless such settlement or release contemplates only the payment of money prior to the Closing without ongoing limits on the conduct or operation of Blocker or the Company Group or the business of the Blocker or the Company Group;
(xviii)(A) amend any material Tax Return; (B) make or change any material Tax election in a manner inconsistent with past practice; (C) change any annual Tax accounting period or material method of Tax accounting; (D) enter into any closing agreement; (E) settle any claim or assessment in respect of any material amount of Tax; (F) request any Tax ruling; (G) enter into any material Tax sharing or similar agreement or arrangement (excluding any commercial agreement entered into in the ordinary course of business for a principal purpose not related to Taxes and containing customary tax indemnification); (H) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
(xix)effect any merger, consolidation, recapitalization, reclassification, liquidation, dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xx)encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest in or to any Company Group Intellectual Property;
(xxi)accelerate (including by offering unusual discounts) the collection of any material accounts receivable in advance of when the same would have been collected in the ordinary course of business, or delay paying any material accounts payable beyond when the same would have been paid in the ordinary course of business;
(xxii)take any action to terminate or amend any Insurance Policy (unless renewed or replaced on commercially reasonable terms);
(xxiii)pay, declare or set aside any dividend or other distribution on its securities of any class or purchase, exchange or redeem any of its securities of any class;
(xxiv)enter into a material new line of business or abandon or discontinue any existing line of business; or
(xxv)authorize or enter into any legally binding commitment with respect to any of the foregoing.

(e)Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company will, and will cause Sellers, Blocker, the Company and each other member of the Company Group’s respective officers, directors, managers and employees to not, directly or indirectly, (i) solicit, knowingly encourage or initiate any proposal relating to any Acquisition Proposal, (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any Acquisition Proposal, (iii) provide information or documentation to any other Person with respect to an Acquisition Proposal or (iv) enter into any contract, agreement, instrument, arrangement, communication or understanding with any Person relating to any Acquisition Proposal or agree to or approve any Acquisition Proposal. As used herein, the term “Acquisition Proposal” means any proposal relating to a possible sale, exchange or other disposition (whether by merger, reorganization, recapitalization, business combination or otherwise) of all or any part of the Equity Securities or material assets of Blocker or the Company Group (other than sales of assets in the ordinary course of business) except, in each case, to Purchaser.
6.2Purchaser’s Obligations. The following are Purchaser’s obligations prior to Closing:
(a)Confidentiality. Purchaser shall comply with its obligations under that certain Mutual Non-Disclosure Agreement, dated October 3, 2022, between Custom Wheel House and Purchaser (the “Confidentiality Agreement”), except that contacts with respect to the Company Group’s customers and suppliers with respect to matters related to the transactions contemplated by this Agreement shall be arranged in accordance with the last sentence of Section 6.1(a).
6.3Joint Obligations. The following shall apply with equal force to the Company and Purchaser prior to Closing:
(a)Consummate Transaction. Each of the Company, Blocker and Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby as soon as practicable.
(b)Breach. Neither the Company, Blocker nor Purchaser shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto.
(c)Government Approvals.
(i)Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and in any case, prior to the Outside Date (including the satisfaction, but not waiver, of the conditions precedent set forth in Article VII that are within such party’s reasonable control). Each of the parties hereto shall use commercially reasonably efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.

(ii)Each party to this Agreement shall promptly notify the other parties hereto of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party with any Governmental Authority, permit the other parties hereto to review in advance any communication proposed to be made by such party (or its advisors) to any Governmental Authority and provide the other parties hereto with copies of all correspondence, filings or other communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement; provided, however, that materials may be redacted before being provided to the other party as necessary to (x) comply with contractual arrangements or (y) address reasonable privilege or confidentiality concerns. No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in connection with obtaining all required consents, authorizations, orders or approvals of any Governmental Authority. Nothing in this Section 6.3(c) shall be applicable to Tax matters. For the avoidance of doubt, with respect to any cooperation, notice, communication, consultation, provision of assistance or notification or other requirement set forth in in Section 6.3(c), Purchaser shall be entitled to provide such cooperation, notice, communication, consultation, provision of assistance or notification or other requirement solely to the Seller Representative.
ARTICLE VII

CONDITIONS TO CLOSING
7.1Conditions to Obligations of Each Party. The respective obligations of the Sellers and Purchaser to close the transactions contemplated hereby is subject to fulfillment (or waiver by the Seller Representative or Purchaser, as applicable) of all of the following conditions on or prior to the Closing Date:
(a)no Governmental Authority of competent jurisdiction shall have issued any Order or Law that is in effect and that renders the closing of the transactions contemplated hereby illegal, or prohibits, enjoins, restrains or otherwise prevents the closing of the transactions contemplated hereby; and
(b)no party shall have received written notification from the Antitrust Division of the Department of Justice or the Federal Trade Commission that an investigation or review of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any other similar Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, will be or has been commenced.

7.2Conditions to the Sellers’ Obligations. The obligation of the Sellers to close the transactions contemplated hereby is subject to the fulfillment (or waiver by the Seller Representative) of all of the following conditions on or prior to the Closing Date:
(a)each of the representations and warranties of Purchaser contained in this Agreement (read without regard to any materiality qualifiers) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct in all respects, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby;
(b)Purchaser shall not be in material breach of any covenant or agreement of Purchaser required to be performed by Purchaser under this Agreement at or prior to the Closing; and
(c)Purchaser shall have delivered to the Seller Representative the item required under Section 1.6(a)(i).
7.3Conditions to Purchaser’s Obligations. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment (or waiver by Purchaser) of all of the following conditions on or prior to the Closing Date:
(a)(i) the representations and warranties of the Company, Blocker and the Sellers contained in this Agreement (other than the Fundamental Representations of the Company, Blocker and the Sellers) (read without giving effect to any “materiality”, “material”, “Material” or “Material Adverse Effect” or words of similar import) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true in all respects, as of such earlier date), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (ii) the Fundamental Representations of the Company, Blocker and the Sellers contained in this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date. For purposes of this Agreement, “Fundamental Representations” means the representations and warranties of the Company, Blocker and the Sellers, respectively, contained in the first two sentences of Section 3.1(a) and the first two sentences of Section 3.1(b) and Section 3.1(c) (Organization and Standing), Section 3.2 (Power and Authority), Sections 3.4(a) and 3.4(b) and 3.4(c) (Capitalization), Section 3.31 (Brokers), Section 4.1(a) (Organization and Standing), Section 4.2 (Power and Authority), Section 4.4 (excluding Section 4.4(f)) (Capitalization), Section 4.11 (Brokers), Section 5.1 (Power and Authority) Section 5.2 (Ownership) and Section 5.4 (Brokers);
(b)the Company, Blocker and the Sellers shall not be in material breach of any covenant or agreement required to be performed by the Company, Blocker and the Sellers under this Agreement at or prior to the Closing;
(c)since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d)the Sellers, the Company or Blocker, as applicable, shall have executed and delivered, or caused to be executed and delivered, to Purchaser the items required under Section 1.6(b) (provided, however, that the delivery of the items contemplated in Sections 1.6(b)(x), 1.6(b)(xx) and 1.6(b)(xxi) shall not be a condition to Closing).
7.4Frustration of Closing Conditions. Neither Purchaser nor the Sellers may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to act in good faith or comply with its obligations under this Agreement.
ARTICLE VIII

POST-CLOSING AGREEMENTS
8.1Access to Records. Purchaser shall cause the Company Group to provide access to the books and records of the Company Group to the Seller Representative, the Sellers and their respective designees and representatives, for reasonable business purposes at all reasonable times during normal business hours, for a six (6) year period after the Closing Date, to the extent relating to the business of the Company Group prior to the Closing Date, as reasonably required by the Seller Representative or the Sellers. As used in this Section 8.1, the right of access includes the right to make extracts or copies. Notwithstanding the foregoing, (a) Purchaser shall not be required to provide access to or disclose information that Purchaser determines could jeopardize its attorney-client privilege or would unreasonably interfere with the business or operations of Purchaser or any of its Affiliates and (b) Purchaser shall not be required to disclose to any Person (or to provide access to any properties, books or records that could reasonably be expected to result in the disclosure to any Person of) any trade secrets, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans nor be required to permit or cause or seek to cause others to permit any Person to have access to or to copy or remove from the properties of Purchaser or its Affiliates (including the Company Group), any documents, drawings or other materials that might reveal any such information. Notwithstanding anything herein to the contrary, with respect to any Action between the parties hereto (or their respective Affiliates), this Section 8.1 shall be inapplicable and the normal rules of discovery shall apply.
8.2Compliance with WARN Act. Prior to the Closing Date, the Company Group shall have responsibility for making any and all necessary employee notifications under the WARN Act in connection with any terminations of employment of employees, and for any financial obligations and liabilities in connection therewith or otherwise required in connection with any terminations of employment of employees. Purchaser shall have such responsibility with respect to employees to the extent such responsibility arises after the Closing Date. The Sellers have provided to Purchaser a true and correct list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company Group during the ninety (90)-day period prior to the date of this Agreement. The Sellers shall update such list and provide it to Purchaser immediately prior to the Closing Date with respect to the ninety (90)-day period prior to the Closing Date.
8.3Officers and Directors Liability.

(a)For a period of six (6) years after the Closing Date, Purchaser shall, and shall cause each member of the Company Group and Blocker, as applicable, to indemnify and hold harmless, and provide advancement of expenses to, all of the respective past and present directors, managers and officers of each member of the Company Group and Blocker (collectively, the “Indemnitees”) to the same extent the Indemnitees are entitled to be indemnified or have the right to advancement of expenses pursuant to the Organizational Documents of such member of the Company Group and Blocker, as applicable, and the indemnification agreements with such member of the Company Group or Blocker set forth on Schedule 8.3 (the “Indemnification Agreements”), as applicable, in existence on the Closing Date with, or for the benefit of, any Indemnitee for acts or omissions occurring on or prior to the Closing Date.
(b)Except as required by applicable Law, for a period of six (6) years after the Closing Date, Purchaser shall not, and shall not permit the Company Group or Blocker to, amend, repeal or modify any provision providing for rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the Indemnitees contained in the Organizational Documents of the Company Group and Blocker, as applicable, and the Indemnification Agreements, as applicable, in existence on the Closing Date with, or for the benefit of, any Indemnitee for acts or omissions occurring on or prior to the Closing Date in each case, in a manner adverse to any Indemnitee.
(c)At the Closing, the Company shall obtain a “tail” officers’ and directors’ liability insurance policy naming the Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date in respect of acts or omissions occurring on or prior to the Closing Date (such policy, the “D&O Tail Policy”), and such D&O Tail Policy must contain terms with respect to coverage and be in an amount not less favorable than the officers’ and directors’ liability insurance policy maintained by members of the Company Group and Blocker in existence on the Closing Date
(d)The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 8.3, their heirs and their personal representatives and shall be binding on all successors and permitted assigns of each member of the Company Group, Blocker and Purchaser. Purchaser shall cause the surviving or resulting entity of any merger, consolidation or similar transaction involving any member of the Company Group or Blocker to assume the obligations imposed by this Section 8.3.
8.4Tax Matters.
(a)Transfer Taxes. Purchaser, on the one hand, and the Sellers (in accordance with each Seller’s Percentage Share), on the other hand, shall each be liable for fifty percent (50%) of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.
(b)Tax Returns.

(i)The Seller Representative, at its expense, shall prepare and timely file or cause to be prepared and timely filed when due (taking into account all extensions properly obtained) all Tax Returns for any taxable period that ends on or prior to the Closing Date in respect of the Company Group and Blocker (“Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns will be prepared in a manner consistent with the past practices of the Company Group and Blocker, as applicable, to the extent a past practice exists with respect to the relevant issue, except as otherwise required by applicable Law. The Seller Representative shall provide a copy of each such Pre-Closing Tax Return to Purchaser at least thirty (30) days before filing (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date) for review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) and shall consider in good faith any changes that are reasonably requested by Purchaser. Purchaser shall prepare any Tax Returns of the Company Group and Blocker for a Straddle Period (“Straddle Period Tax Returns”) in a manner consistent with the past practices of the Company Group and Blocker, as applicable, to the extent a past practice exists with respect to the relevant issue, except as otherwise required by applicable Law or this Agreement. Purchaser shall provide a copy of each such Straddle Period Tax Return to the Seller Representative at least thirty (30) days before filing for review and, to the extent relating to a Pre-Closing Tax Period, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) and shall consider in good faith any changes that are reasonably requested by the Seller Representative.
(ii)None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any member of the Company Group to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to), or make or change any Tax election with respect to, any Pre-Closing Tax Return or Straddle Period Tax Return or file any Pre-Closing Tax Return or Straddle Period Tax Return of a type not previously filed or in a jurisdiction not previously filed, in each case to the extent relating to a Pre-Closing Tax Period without Purchaser providing notice to the Seller Representative and, in each case, except as required by applicable Law, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)All Tax Returns prepared by Purchaser or the Seller Representative pursuant to this Section 8.4(b) shall claim any and all Transaction Tax Deductions in a Pre-Closing Tax Period to the extent such Transaction Tax Deductions are “more likely than not” deductible in a Pre-Closing Tax Period under applicable Law and applying the safe harbor contained in IRS Revenue Procedure 2011-29.
(c)Contest Provisions.
(i)Purchaser shall promptly notify the Seller Representative in writing upon receipt by Purchaser, any of its Affiliates or, after the Closing Date, any member of the Company Group or Blocker, of notice of any pending or, to the knowledge of the Company, threatened federal, state, local or foreign Tax audits, assessments or other proceeding relating to any Pre-Closing Tax Return or Straddle Period Tax Return or relating to a Tax for which the Sellers may be liable pursuant to this Agreement (each, a “Pre-Closing Audit”).

(ii)The Seller Representative shall, at its expense, have the sole right (but not the obligation) to represent the Company Group or the Blocker’s interests in any Pre-Closing Audit that relates solely to Pre-Closing Tax Returns or to a Tax for which the Sellers may be liable pursuant to this Agreement, and to employ counsel of the Seller Representative’s choice; provided, however, that Purchaser and its authorized representatives shall have the right, at Purchaser’s expense, to be present at, participate in, consult with the Seller Representative, and receive copies of all correspondence with respect to any such Pre-Closing Audit.
(iii)Neither Purchaser nor the Seller Representative shall be entitled to settle, either administratively or after the commencement of litigation, any Pre-Closing Audit without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
(iv)The Company shall make (and the Sellers and the Seller Representative shall cooperate to make) any available election pursuant to Section 6226 of the Code with respect to any audit, examination or other examination with respect to Income Taxes for all Pre-Closing Tax Periods.
(d)Pre-Closing Tax Refunds. Without duplication for any amounts included in the calculation of Closing Working Capital, Company Indebtedness or otherwise in the Final Purchase Price, the Sellers shall be entitled to any refund of (or credit against) Taxes of any member of the Company Group or Blocker allocable to any Pre-Closing Tax Period, in each case, together with any interest received or credited with respect to such refund; provided that the Blocker Stockholder shall be entitled to any such refund or credit to the extent of the amount that is attributable solely to Blocker. At the written request of the Seller Representative, Purchaser shall, and shall cause its Affiliates to, take such steps as may be reasonably available to secure any such refund or credit at the Seller Representative’s expense, including through the filing of amended Tax Returns, and the amount of any such refund or credit, net of any Tax or reasonable out-of-pocket expenses, shall be paid to (or at the direction of) the Seller Representative (on behalf of all of the Sellers) promptly upon receipt of such refund or the filing of the Tax Return in which such credit appears. To the extent any such refund of Taxes that was paid to a party pursuant to this Section 8.4(d) is subsequently disallowed or reduced, any such disallowed amount or reduction, including any Taxes arising from the disallowance or reduction of such refund, shall be promptly repaid by such party after notification of such disallowance or reduction by the other party.
(e)Assistance and Cooperation. After the Closing Date, each of the Seller Representative and Purchaser shall (and shall cause their respective Affiliates to):
(i)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.4(a) (relating to sales, transfer and similar Taxes);
(ii)assist the other party in preparing any Tax Returns relating to the Company Group and Blocker which such other party is responsible for preparing and filing;
(iii)cooperate fully in preparing for and defending any audits of, or disputes with any Governmental Authority regarding, any Tax Returns of the Company Group and Blocker;

(iv)make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of the Company Group and Blocker; and
(v)furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request relating to Taxes of the Company Group and Blocker.
(f)Purchase Price Allocation. Within sixty (60) days following Closing, Purchaser shall deliver to the Seller Representative a schedule (the “Tax Allocation Schedule”) allocating the amount paid to the Holders among the assets of the Company for purposes of determining amounts attributable to unrealized receivables and inventory items under Section 751 of the Code for the Seller Representative’s review and approval (which shall not be unreasonably withheld, conditioned or delayed). The Tax Allocation Schedule shall be reasonable. Purchaser and the Sellers, and their respective Affiliates, each agree to file all federal, state, local and foreign Tax Returns in accordance with the Tax Allocation Schedule finally agreed pursuant to this Section 8.4(f).
(g)Liability for Taxes. The Sellers shall, severally in accordance with their respective Percentage Shares, be liable for and pay, and pursuant to ARTICLE XI shall indemnify Purchaser against and hold harmless Purchaser from and against, (i) all Taxes imposed on the Company Group and Blocker for or with respect to any Pre-Closing Tax Period, (ii) all Taxes of the Sellers (other than any Taxes for which Purchaser is responsible pursuant to Section 8.4(a)) and (iii) all Taxes of any Person imposed on any member of the Company Group or Blocker as a transferee, successor or by Contract to the extent the relationship or transaction giving rise to such liability first arose prior to the Closing Date; provided, however, that the Sellers shall not be liable for or pay, and shall not indemnify Purchaser from and against, (A) any Taxes to the extent of the amount taken into account in the calculation of Closing Working Capital or Company Indebtedness or (B) any Taxes imposed on any member of the Company Group as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing; provided, further, that the Blocker Stockholder shall be responsible for one hundred percent (100%) of any such Taxes imposed on Blocker for any Pre-Closing Tax Period.
(h)Straddle Period Tax Allocation. For purposes of Section 8.4(g), the portion of any Taxes of the Company Group or Blocker for a Straddle Period attributable to the portion of such Straddle Period ending on the Closing Date will be determined: (i) in the case of real property, business personal property and ad valorem Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis. For purposes of this Section 8.4(h), any exemption, deduction, credit or other item that is calculated on an annual basis will be apportioned on a per diem basis.
(i)Certain Defined Terms. For the purposes of this Agreement, “Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date, and “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

8.5Employee Matters.
(a)For a period commencing on the Closing Date and ending no earlier than the date that is three-months after the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide each individual who is an employee of a member of the Company Group immediately prior to the Closing (a “Company Employee”) with a base salary or hourly wage and incentive compensation opportunities that are no less favorable in the aggregate to such Company Employee than the base salary or hourly wage and incentive compensation opportunities offered to such Company Employee immediately prior to the Closing. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall create any obligation on the part of Purchaser or any of its Affiliates to continue the employment of any Company Employee for any definite period following the date of this Agreement.
(b)For a period commencing on the Closing Date and ending no earlier than December 31, 2023, Purchaser shall cause the Employee Plans that are “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, to remain in effect, on the same terms as are in effect as of the Closing, to provide employee benefits to each Company Employee who remains employed by the Company Group during such period.
(c)Prior to the Closing Date, the Company Group shall take all actions and adopt resolutions necessary to terminate the CWH 401(k) Plan, effective as of the date immediately preceding the Closing Date, contingent on the Closing occurring. The form and substance of all such resolutions and any written actions shall be subject to the prior review and approval of Purchaser, which approval shall not be unreasonably conditioned, delayed or withheld, and the Company Group shall deliver to Purchaser, prior to Closing, an executed copy of the resolutions and any written actions. Purchaser shall, or shall cause an Affiliate, to take all actions necessary for Company Employees to be eligible to participate in a defined contribution pension plan that is qualified under Section 401(a) (the “Purchaser 401(k) Plan”) as of immediately following the Closing and Purchaser shall allow Company Employees to directly rollover their account balances under the CWH 401(k) Plan to the Purchaser 401(k) Plan, excluding outstanding participant loans in the CWH 401(k) Plan.
(d)Purchaser shall, and shall cause its Affiliates to, honor, recognize and permit each Company Employee to use all accrued but unused vacation and paid time off as of the date of this Agreement. Unless otherwise expressly agreed to by the applicable Company Employee, until the end of the bonus determination period that includes the date of this Agreement, Purchaser shall, and shall cause its Affiliates to, maintain and honor the performance bonus programs for Company Employees existing as of the date of this Agreement and pay to the Company Employees the bonuses they have accrued under such programs at the end of the bonus determination period that includes the date of this Agreement in accordance with the terms of such programs as in effect on the date of this Agreement.
(e)Regardless of anything else contained herein, this Section 8.5 shall not be construed to establish or amend, or to prohibit the amendment or termination of, any Employee Plans or any other plans, policies, programs, agreements, or arrangements or create any rights or obligations except between the parties to this Agreement. No Company Employee or other person not a party to this Agreement shall be entitled to assert any claim hereunder.

8.6R&W Insurance Policy. Except in the case of Fraud (as defined herein), Purchaser agrees that the R&W Insurance Policy shall expressly exclude any right of subrogation in favor of any party against the Sellers or any of the Sellers’ officers, managers, directors, direct or indirect equity holders, employees or agents under this Agreement or in respect of the transactions contemplated hereby. Purchaser will not, without the prior written consent of the Seller Representative, amend, modify or waive any provision of the R&W Insurance Policy in a manner that is detrimental to the Sellers.
8.7Confidentiality. The Confidentiality Agreement will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
ARTICLE IX

SELLER REPRESENTATIVE
9.1Appointment of Seller Representative. Each Seller hereby irrevocably constitutes and appoints Thompson Street Capital Partners V, L.P. as the Seller Representative and as such Seller’s attorney-in-fact and agent, with full power of substitution, to act on behalf of such Seller in connection with the execution and performance of this Agreement and the transactions contemplated hereby. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers. The authority granted to the Seller Representative in this Section 9.1 shall apply notwithstanding any dispute or disagreement among the Sellers, or between any Seller and the Seller Representative.
9.2Authority. Without limitation of the authority granted to the Seller Representative in Section 9.1, each Seller hereby irrevocably grants the Seller Representative full power and authority:
(i)to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such waivers, consents, amendments, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other documents as the Seller Representative determines, in its sole discretion, to be necessary or appropriate to consummate this Agreement or the transactions contemplated hereby;
(ii)to acknowledge receipt of the Aggregate Purchase Price for any Securities held by such Seller as payment in full thereof and to designate the manner of payment of such Aggregate Purchase Price and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties and compliance with covenants of the Company and the Sellers under, or pursuant to the terms of, this Agreement;
(iii)to receive, collect and hold any payments due to such Seller, on behalf of such Seller, for distribution to such Seller in accordance with the terms of this Agreement;

(iv)to (i) interpret the terms and provisions of this Agreement and the agreements executed in connection herewith, (ii) receive service of process in connection with any claims under this Agreement, (iii) give and receive notices and communications, (iv) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement, (v) make any determinations and settle any matters in connection with the adjustments to the Aggregate Purchase Price and the Post-Closing Adjustment pursuant to Section 1.4, (vi) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (vii) execute, on behalf of such Seller, any settlement agreement (including consent to settlement of any indemnification or other claim under Section 1.4(e), Section 8.4, Section 9.5 or Article XI), release or other document with respect to such dispute or remedy;
(v)to defend, enforce and protect, on behalf of such Seller, any claim, rights and interests of such Seller against Purchaser, or any claim by Purchaser against such Seller, arising out of or under or in any manner relating to this Agreement and the transactions contemplated hereby;
(vi)to engage attorneys, accountants and other agents and incur such other expenses on behalf and at the expense of such Sellers;
(vii)to retain the Administrative Account Amount and a portion of the Aggregate Purchase Price, if any, that is to be paid to the Sellers post-Closing (“Additional Administrative Funds”) as a fund and to invest such amounts so retained for the benefit of the Sellers and to use such fund for the payment of (i) the Sellers’ obligations to pay any purchase price adjustment to Purchaser, (ii) transaction expenses (including legal, accounting, banking and other professional fees and expenses) to be paid by the Sellers in connection with the transactions contemplated by this Agreement, (iii) any expenses (including legal, accounting, banking and other professional fees and expenses) incurred by the Seller Representative on the Sellers’ behalf after the Closing Date with respect to any post-Closing matters (including any negotiations or disputes with respect to the Closing Statement, any purchase price adjustment or any remedy claims) in connection with this Agreement or the transactions contemplated hereby, or (iv) for other reasonable purposes in connection with this Agreement as the Seller Representative shall determine in its sole discretion;
(viii)to amend, on behalf of such Seller, this Agreement (other than this ARTICLE IX) or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement; and
(ix)to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including payment instructions with respect to any portion of the Administrative Account Amount or Additional Administrative Funds released by the Seller Representative for payment to the Sellers.

9.3Reliance. Each Seller hereby agrees that:
(a)in all matters in which action by the Seller Representative is required or permitted, notwithstanding any dispute or disagreement among the Sellers, or between any Seller and the Seller Representative, Purchaser shall be entitled to deal exclusively with and rely exclusively on (without further evidence of any kind whatsoever) any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, regardless of whether Purchaser has knowledge of any such dispute or disagreement;
(b)notice to the Seller Representative, delivered in a manner provided herein, shall be deemed to be notice to the Sellers for purposes of this Agreement;
(c)the power and authority of the Seller Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed;
(d)such Seller may not take any action with respect to its rights and obligations hereunder without the express written consent of the Seller Representative; and
(e)if the Seller Representative becomes unable to perform its responsibilities hereunder or resigns from such position, such Seller (or, if applicable, its respective heir, legal representative, successor and assign) who holds the greatest ownership percentage as of the date hereof, as listed on Schedule 1.4(d), shall select another representative to fill such vacancy, and the substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement.
9.4Actions by the Sellers. Notwithstanding the foregoing, each Seller agrees, at the request of the Seller Representative: (a) to take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Seller’s Securities and acceptance of the consideration therefor) individually on such Seller’s own behalf, and (b) to deliver, individually on such Seller’s own behalf, any other documents required of such Seller pursuant to this Agreement.
9.5Indemnification of Seller Representative. Each Seller shall severally indemnify and hold harmless each Seller Rep Party from and against any damages (except damages caused by such Seller Rep Party’s willful misconduct) that such Seller Rep Party may suffer or incur in connection with any action or omission taken or omitted to be taken by the Seller Representative (or by any Seller Rep Party on behalf of the Seller Representative) pursuant to this ARTICLE IX. “Seller Rep Party” means the Seller Representative, its Affiliates and each of their officers, directors, managers, employees, agents, advisors, partners, members and shareholders. Each Seller shall bear its pro-rata share (based on aggregate proceeds received under this Agreement) of such damages. No Seller Rep Party shall be liable to any Seller with respect to any action or omission (except for such Seller Rep Party’s willful misconduct) taken or omitted to be taken by the Seller Representative (or by any Seller Rep Party on behalf of the Seller Representative) pursuant to this ARTICLE IX.
The provisions of this ARTICLE IX shall be binding upon the heirs, legal representatives, successors and assigns of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of the Sellers hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE X

TERMINATION
10.1Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(a)at the election of the Seller Representative or Purchaser on or after on March 31, 2023 (the “Outside Date”) by delivery of written notice to the other party, given in accordance with Section 12.2, if the Closing shall not have occurred by 5:00 p.m. (CST) on such date; provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party (which term, in the case of the Seller Representative, shall for purposes of this Section 10.1(a) refer to Blocker, the members of the Company Group, the Sellers and/or the Seller Representative, as the context may require) whose breach of this Agreement or failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;
(b)by the mutual written consent of Purchaser and the Seller Representative;
(c)by the Seller Representative or Purchaser by delivery of written notice to the other party if there shall be in effect a final, non-appealable Order of a Governmental Authority prohibiting or permanently enjoining the consummation of the transactions contemplated under this Agreement; provided, that no party shall have the right to terminate this Agreement pursuant to Section 10.1(c) if such Order resulted primarily from such party’s (which term, in the case of the Seller Representative, shall for purposes of this Section 10.1(c) include Blocker, the members of the Company Group, the Sellers and/or Seller Representative, as the context may require) breach of any representation or warranty made by it herein or the failure of such party to fulfill any of its agreements, covenants or obligations in this Agreement;
(d)by Purchaser by delivery of written notice to the Seller Representative if (i) Purchaser is not in breach of any of its obligations hereunder that would proximately give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (ii) the Sellers, Blocker or the Company is in breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Purchaser to the Seller Representative and (y) two (2) Business Days prior to the Outside Date; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 10.1(d) if such breach is curable by the Sellers, Blocker, or the Company through the exercise of commercially reasonable efforts and the Sellers, Blocker, or the Company continue to exercise commercially reasonable efforts to cure such breach; or

(e)by the Seller Representative by delivery of written notice to Purchaser if (i) the Sellers, Blocker and the Company are not in breach of any of their respective obligations hereunder that would proximately give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (ii) Purchaser is in breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Seller Representative to Purchaser and (y) two (2) Business Days prior to the Outside Date; provided, however, that the Seller Representative may not terminate this Agreement pursuant to this Section 10.1(e) if such breach is curable by Purchaser through the exercise of commercially reasonable efforts and Purchaser continues to exercise commercially reasonable efforts to cure such breach.
10.2Procedure Upon Termination. Subject to Section 10.3, in the event of termination and abandonment by Purchaser or the Seller Representative, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Purchaser, the Sellers, the Seller Representative, Blocker or the Company.
10.3Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 10.1 and Section 10.2, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party, except that the provisions of this Section 10.3, Section 8.7 (Confidentiality), and the provisions of ARTICLE XII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms, and except that such termination shall not relieve any party of any liability or any damages for Fraud or any willful breach of this Agreement or impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s surviving obligations following termination of this Agreement. In the event that this Agreement is terminated in accordance with Section 10.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all materials received from or on behalf of Sellers or the Company, any of their subsidiaries, Affiliates or representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement. For purposes of this Agreement, a “willful breach” shall mean a material breach of any covenant set forth in this Agreement that is a consequence of an act undertaken, or a failure to take, by the breaching party with the knowledge that the taking of such act or failing to act would, or would be reasonably expected to, cause a breach of this Agreement. For purposes hereof, a failure to consummate the Closing when required hereunder shall be deemed a willful breach of this Agreement.

ARTICLE XI

INDEMNIFICATION
11.1Survival.
(a)Subject to the limitations and other provisions of this Agreement, (i) the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is six (6) years from the Closing Date, (ii) the representations and warranties set forth in Section 3.18 (Taxes) and Section 4.12 (Taxes) shall survive until ninety (90) days following the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented and (iii) the representations and warranties set forth in Section 2.1 (Organization and Standing), Section 2.2 (Power and Authority) and Section 2.9 (Brokers and Finders) (collectively, the “Purchaser Surviving Representations”) shall survive the Closing and shall remain in full force and effect until the date that is six (6) years from the Closing Date.
(b)Without limiting the terms of the R&W Insurance Policy, except in the case of Fraud and with respect to the Fundamental Representations, the representations and warranties set forth in Section 3.18 (Taxes) and Section 4.12 (Taxes) and the Purchaser Surviving Representations, (i) none of the representations or warranties in this Agreement (including the Disclosure Schedule) or any certificate delivered pursuant to Section 1.6(a)(i), 1.6(b)(iii), 1.6(b)(iv) or 1.6(b)(v) shall survive the Closing, and (ii) upon Closing, each party waives all rights, claims and causes of action it may have for any breach of or inaccuracy in such representations or warranties, and no party shall have any liability in respect thereof.
(c)None of the covenants, obligations or agreements in this Agreement (including the Disclosure Schedule), which by its terms contemplates performance at or prior to the Closing, shall survive the Closing; provided, however, that claims with respect to breaches of such covenants, obligations or agreements may be made for a period of twelve (12) months after the Closing Date. This Section 11.1(c) shall not limit any covenant, obligation or agreement which by its terms contemplates performance after the Closing.
(d)The covenants, obligations and agreements in this Agreement (including the Disclosure Schedule) which by their terms are to be performed following the Closing (including, for the avoidance of doubt, the covenants set forth in Section 8.4) shall survive the Closing until fully performed in accordance with their terms.
(e)Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or obligation and such claims shall survive until finally resolved.
11.2Indemnification by the Sellers. Subject to the other terms and conditions of this ARTICLE XI, from and after the Closing:

(a)the Sellers will, severally (and not jointly) in accordance with such Seller’s Percentage Share, indemnify and hold Purchaser and its Affiliates (including the Company Group and Blocker after Closing), successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to or reimburse the applicable Purchaser Indemnified Parties the amount of any losses, damages, liabilities, deficiencies, Actions, demands, claims, causes of action, damages, judgments, interest, awards, penalties, fines, assessments, costs, fees, Taxes or expenses of whatever kind (including reasonable attorneys’ fees, reasonable consultants’ and experts’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”) (i) arising out of or resulting from the breach or failure to be true and correct of any Fundamental Representation made by the Company in ARTICLE III or the representations and warranties set forth in Section 3.18 (Taxes) or (ii) for which Sellers are responsible or liable, or which are otherwise allocated to Sellers, pursuant to Section 8.4;
(b)the Blocker Stockholder will indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any Losses arising out of or resulting from the breach or failure to be true and correct of any Fundamental Representation made by Blocker in ARTICLE IV or the representations and warranties set forth in Section 4.12 (Taxes);
(c)each Seller will indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any Losses arising out of or resulting from the breach or failure to be true and correct of any Fundamental Representation made by such Seller in ARTICLE V;
(d)the Sellers will, severally (and not jointly) in accordance with such Seller’s Percentage Share, indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any Losses arising out of or resulting from, the breach or non-performance of any covenant, obligation or agreement made by any Seller or the Seller Representative or, with respect to covenants, obligations or agreements to be performed prior to Closing, made by the Company or Blocker, set forth in this Agreement (provided that only the applicable Seller will be obligated to indemnify the Purchaser Indemnified Parties under this Section 11.2(d) in connection with any individual Seller’s breach or non-performance (excluding, for the avoidance of doubt, actions taken by the Seller Representative in its capacity as such for which all Sellers shall be responsible)); and
(e)the Sellers will, severally (and not jointly) in accordance with such Seller’s Percentage Share, indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties, the amount of any Losses arising out of any Company Indebtedness or Transaction Expenses, to the extent not taken into account in the calculation of Final Purchase Price.

11.3Indemnification by Purchaser. Subject to the provisions of this ARTICLE XI, from and after the Closing, Purchaser will indemnify and hold the Sellers and their respective Affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and shall pay to the applicable Seller Indemnified Parties the amount of any Losses arising out of or resulting from: (a) the breach or failure to be true and correct of any Purchaser Surviving Representations; and (b) the breach or non-performance of any covenant, obligation or agreement made by Purchaser set forth in this Agreement which by its terms contemplates performance after the Closing. Any indemnification payment owed to the Seller Indemnified Parties pursuant to this Section 11.3 shall be delivered to the Seller Representative (for the benefit of the Sellers) and the Seller Representative shall be required to pay or cause to be paid such payment to each Seller in accordance with such Seller’s Percentage Share of such Losses.
11.4Certain Limitations.
(a)Except in the case of Fraud, (i) no Seller shall have any indemnification obligations for Losses, in the aggregate, under this Agreement in excess of the amount of Aggregate Purchase Price actually received by, or held on behalf of, such Seller and (ii) Purchaser shall not have any indemnification obligations for Losses, in the aggregate, under this Agreement in excess of the amount of the Aggregate Purchase Price.
(b)Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover under this ARTICLE XI for any particular Loss pursuant to this Agreement if such Loss was reflected in the calculation of Aggregate Purchase Price.
(c)Any claim for indemnification under this ARTICLE XI for which each Seller (rather than a single Seller or a single group of related Sellers) may be liable or responsible shall be asserted by the applicable Purchaser Indemnified Party against all Sellers.
(d)The amount of any Loss for which indemnification is provided under this ARTICLE XI shall be net of: (i) any amounts recovered by the Indemnified Party under other sources of indemnification, insurance policies or otherwise with respect to such Loss and (ii) net of any Tax benefits realized by the Indemnified Party or any of its Affiliates as a result of and within two (2) years of such Loss; provided, however that Losses shall not be reduced by (A) any costs and expenses incurred by the Indemnified Party in connection with the collection or recovery of such offsetting recoveries or (B) any deductibles, retentions or co-insurance amounts paid or incurred by the Indemnified Party (and, for the avoidance of doubt, the costs, expenses, deductibles, retention and co-insurance amounts referred to in the forgoing subsections (A) and (B) shall be included in the definition of Losses).
(e)In no event shall any Seller or Purchaser be liable for any punitive damages, other than to the extent actually awarded to a third party.

(f)The Indemnified Party shall use commercially reasonable efforts to (i) recover under other sources of indemnification, insurance policies (including the R&W Insurance Policy if recovery is available thereunder) or otherwise with respect to any Losses indemnifiable hereunder and (ii) mitigate any Losses indemnifiable hereunder; provided, however, that the conclusion of recovery efforts under other sources of indemnification, insurance policies (including the R&W Insurance Policy) or otherwise shall not be a condition to the Indemnified Party’s right to seek or recover any indemnifiable amounts from the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party shall be required to (i) initiate, prosecute or maintain any suit or proceeding involving a Governmental Authority to mitigate any Losses, (ii) take any actions that would materially interfere with or impact the business or Tax planning of such Indemnified Party, (iii) maintain or renew any insurance policies or any minimum amounts of coverage thereunder or (iv) make any claim against any insurance policy to the extent related to a matter that is excluded or otherwise carved out from coverage thereunder.
(g)If an Indemnified Party receives payments from a source described in clause (i) of Section 11.4(d) in respect of a claim for Losses for which it has already received payment from the Indemnifying Party under this ARTICLE XI, the Indemnified Party shall pay to the Indemnifying Party, within five (5) Business Days after such payment is received, an amount equal to the lesser of (x) the amount received from such sources in respect of such claim and (y) the amount received from the Indemnifying Party in respect of such claim.
(h)For purposes of this Article XI, in determining where there has been a breach of any representation, warranty, covenant, agreement or obligation, and in calculating the amount of any Loss with respect to any such breach, any qualifications in such representation, warranty, covenant, agreement or obligation referencing the terms “materiality”, “material”, “Material” or “Material Adverse Effect” or words of similar import shall be disregarded.
(i)Anything to the contrary herein notwithstanding, the Sellers shall not have any right to seek any indemnification or contribution from or remedy against any member of the Company Group or Blocker whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by any member of the Company Group or Blocker or the failure of any member of the Company Group or Blocker to comply with any covenant, agreement or obligation to be performed by any member of the Company Group or Blocker on or prior to the Closing Date and the Sellers hereby waive such claim they may have against any member of the Company Group or Blocker with respect thereto whether at law, in equity or otherwise.

(j)The remedies provided in this ARTICLE XI, subject to the limitations set forth in this ARTICLE XI, shall, from and after the Closing, be the sole and exclusive remedies of the Purchaser Indemnified Parties with respect to any and all claims resulting from, relating (directly or indirectly) to or arising out of this Agreement, the Securities, the Company Group’s businesses, operations, assets, liabilities, actions or inactions, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, whether at law or in equity, or otherwise, other than in the case of Purchaser Non-Released Claims. Purchaser hereby acknowledges and agrees that, from and after Closing, except as provide in this ARTICLE XI and other than in the case of Purchaser Non-Released Claims, Purchaser shall have no right or remedy to take any action against the Sellers in respect of, and the Sellers shall have no liability to Purchaser in respect of, any breach by such Seller of any representations or warranties contained herein or any failure to comply with any of the conditions, covenants, obligations or agreements contained herein. Except for (i) a claim pursuant to this ARTICLE XI, (ii) a claim in accordance with Section 1.4, (iii) any claim pursuant to Section 8.4, (iv) a claim for Fraud or (v) a claim under an Ancillary Document (other than any certificate delivered pursuant to Section 1.6(b)(iii), 1.6(b)(iv) or 1.6(b)(v)) (clauses (i) through (v) under this Section 11.4(j), together with the claims referenced in clauses (A) and (B) of the last sentence of this Section 11.4(j), are collectively referred to as the “Purchaser Non-Released Claims”), from and after the Closing, Purchaser shall not, and shall cause its Affiliates (including the Company Group) and its and their respective Non-Recourse Parties to not, file any claim related to this Agreement against any Seller. In furtherance of the foregoing and except with respect to the Purchaser Non-Released Claims, Purchaser, for itself and for its Non-Recourse Parties, hereby expressly waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Sellers, their Affiliates and each of their and their respective Affiliates’ Non-Recourse Parties relating to the subject matter of this Agreement. The provisions of this Section 11.4(j) shall not, however, prevent or limit a cause of action hereunder, or otherwise limit or affect any right or ability to make, pursue, enforce or prosecute any claim, (A) with respect to Fraud, (B) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto (including any rights or remedies described in Section 12.15) or (C) against the R&W Insurance Policy.
(k)The remedies provided in this ARTICLE XI, subject to the limitations set forth in this ARTICLE XI, shall, from and after the Closing, be the sole and exclusive remedies of the Seller Indemnified Parties with respect to any and all claims resulting from, relating (directly or indirectly) to or arising out of this Agreement, other than in the case of Seller Non-Released Claims. Sellers hereby acknowledge and agree that, from and after Closing, other than in the case of Seller Non-Released Claims, Sellers shall have no right or remedy to take any action against Purchaser in respect of, and Purchaser shall have no liability to any Seller in respect of, any breach by Purchaser of any representations or warranties contained herein or any failure to comply with any of the conditions, covenants, obligations or agreements contained herein. Except for (i) a claim pursuant to this ARTICLE XI, (ii) a claim in accordance with Section 1.4, (iii) a claim for Fraud or (iv) a claim under an Ancillary Document (other than the certificate delivered pursuant to Section 1.6(a)(i)) (clauses (i) through (iv) under this Section 11.4(k), together with the claims referenced in clauses (A) and (B) of the last sentence of this Section 11.4(k), are collectively referred to as the “Seller Non-Released Claims”), from and after the Closing, Sellers shall not, and shall cause its Affiliates and its and their respective Non-Recourse Parties to not, file any claim related to this Agreement against Purchaser. In furtherance of the foregoing and except with respect to the Seller Non-Released

Claims, each Seller, for itself and for its Non-Recourse Parties, hereby expressly waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Purchaser, Purchaser’s Affiliates and its and their Non-Recourse Parties relating to the subject matter of this Agreement. The provisions of this Section 11.4(k) shall not, however, prevent or limit a cause of action hereunder, or otherwise limit or affect any right or ability to make, pursue, enforce or prosecute any claim, (A) with respect to Fraud or (B) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto (including any rights or remedies described in Section 12.15).
11.5Procedures. Whenever any claim shall arise for indemnification hereunder, the party making the claim under this ARTICLE XI (the “Indemnified Party”) shall promptly provide written notice of such claim to the party against whom such claim is asserted under this ARTICLE XI (the “Indemnifying Party”); provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability or obligation that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such claim is prejudiced by the Indemnified Party’s failure to give such notice. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if known and reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within thirty (30) days of receipt of the Indemnified Party’s request for indemnification, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense and the Indemnifying Party shall be responsible for any reasonable attorneys’ fees or other reasonable expenses incurred by the Indemnified Party regarding its participation in the defense) of an Action if: (i) such Action involves criminal allegations against the Indemnified Party; (ii) such Action demands injunctive or other equitable relief against the Indemnified Party; (iii) the Indemnified Party reasonably determines, after consultation with its outside legal counsel, that a conflict of interest exists such that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Action under applicable standards of legal ethics; or (iv) such Action involves an amount equal to more than twice the amount that the Indemnifying Party would be responsible for indemnity hereunder; provided, however, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle or compromise any third-party Action or (B) permit a default or consent to entry of any judgment, in each case, unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the third-party Action. If the Indemnifying Party controls the defense of an Action, the Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. The Seller Representative (on behalf of the Sellers) and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any third-party Action, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not consent to the entry of a judgment or settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may settle any Action without the Indemnified Party’s prior written consent that (i) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any requirement that the Indemnified Party take or refrain from taking any actions other than compliance with any nondisclosure obligations related to the terms of such settlement contained in the settlement agreement, (ii) provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Action, (iii) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (iv) includes a reasonable confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (v) the Indemnified Party is an express third party beneficiary of the settlement agreement, entitled to enforce such settlement agreement.
ARTICLE XII

MISCELLANEOUS
12.1Publicity.
(a)Prior to Closing, Purchaser and the Seller Representative shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to the Closing without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)Notwithstanding anything to the contrary in this Agreement, including Section 12.1(a), Purchaser and/or any Affiliate of Purchaser shall be permitted to (i) (A) file a copy of this Agreement with the United States Securities and Exchange Commission and to make any other filings and disclosures (including with the United States Securities and Exchange Commission) to the extent required by applicable Laws or the rules of any relevant securities exchange and (B) make current and periodic filings describing the Agreement and the transactions contemplated hereby and describing the Company Group and its Affiliates with the United States Securities and Exchange Commission; and (ii) issue press releases or participate in interviews and/or make other media appearances and/or participate in earnings calls and investor meetings, presentations and conferences (A) as may be required under any applicable Laws or any applicable securities exchange rules or (B) as otherwise consistent with past practices of Purchaser and/or any direct or indirect parent or Affiliate of Purchaser; provided, however, with respect to clauses (i) and (ii) above, Purchaser shall have afforded the Seller Representative, for a reasonable period prior to the making of such periodic filings, press release or statement (in each case if in writing), a reasonable opportunity to review the portion describing the transactions and shall take into account in good faith any comments from the Seller Representative; provided, however that the Seller Representative shall not have any consent or approval rights with respect to any such filings, release or statement to the extent it is required by applicable Law or the rules of any relevant securities exchange and shall have no consent, approval or review rights with respect to any periodic filings, release or statement that contains only information included in a filing, release or statement previously made pursuant to and in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, including Section 12.1(a), nothing in this Agreement shall prohibit Purchaser from disclosing this Agreement or any information relating to the transactions contemplated by this Agreement to its Affiliates or any other Persons associated with Purchaser, including its legal, accounting, Tax and other advisors, who are subject to a confidentiality obligation with respect to such information.
(c)Notwithstanding anything to the contrary in this Agreement, including Section 12.1(a), nothing in this Agreement shall prohibit (i) any Seller from disclosing any information relating to the transactions contemplated by this Agreement to its Affiliates or any other Persons associated with such Seller, including its legal, accounting, Tax and other advisors, who are subject to a confidentiality obligation with respect to such information, and (ii) the Seller Representative and its representatives from disclosing the terms and existence of this Agreement and the transactions contemplated hereby to its sponsors and limited partners or investors and prospective limited partners or investors of the foregoing in connection with its or their customary fundraising and reporting activities. Any press release or public statement issued in compliance with this Section 12.1 shall be deemed to not be in violation of the Confidentiality Agreement or this Agreement.
12.2Notices. All notices, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date delivered by hand to the applicable address below, (b) if sent on a Business Day by email before 5:00 p.m. (sender’s time) on the day sent by email, when transmitted (c) if sent by email on a day other than a Business Day or if sent by email after 5:00 p.m. (sender’s time) on the day sent by email, on the Business Day following transmission, or (d) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below:
If to the Sellers or the Seller Representative or:
Thompson Street Capital Partners V, L.P.
7676 Forsyth Blvd.
Suite 2700
St. Louis, Missouri 63105
Attention: Jeff Aiello and Clayton Milburn
Address on file.
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Roger Wilen and Brent Steele
Address on file.
If to Purchaser:

Fox Factory, Inc.
2055 Sugarloaf Circle, 3rd Floor
Duluth, GA 30097
Attention: Toby D. Merchant
Address on file.

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Attention: Evan A. Toebbe
Address on file.
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.2.
12.3Expenses. Except as otherwise provided in this Agreement, including Section 8.4(a), each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, however, that the Sellers shall bear the fees and expenses of the cost of the D&O Tail Policy and the fees of the Escrow Agent.
12.4Entire Agreement. This Agreement, the instruments contemplated herein or to be delivered by the parties pursuant to the provisions hereof (including the Ancillary Documents) and the Confidentiality Agreement, constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, representations, warranties, assurances or other inducements, by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
12.5Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Seller Representative, and any attempted assignment without such consent shall be void and of no force and effect; provided, however, that after the Closing, any Seller may assign this Agreement to any of its beneficial owners or successors by operation of Law; provided, Purchaser may assign (collaterally or otherwise) or secure its rights to or in favor of any bank or financial institution or other Person (including to a security trustee or agent acting on their behalf) by way of security for borrowings or credit support purposes of Purchaser or its Affiliates; provided, that no such assignment shall in any way affect such Seller’s or Purchaser’s obligations or liabilities under this Agreement.

12.6Schedules and Exhibits. The schedules (including the Disclosure Schedule) and exhibits constitute an integral part of this Agreement as if fully rewritten herein and shall be considered incorporated herein. The information and disclosures set forth on any particular Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to all other schedules to the extent that the applicability of such information and disclosures to such other schedules is reasonably apparent from the face of such information or disclosure. The inclusion of any information or disclosure in the Disclosure Schedule shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement. The inclusion of any information or disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law will not be construed as an admission or indication that any such breach or violation exists or has actually occurred. Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The inclusion of any item in the Disclosure Schedule is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) and no party shall use the fact of the inclusion of any item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Disclosure Schedule is or is not required to be disclosed (including, without limitation, whether such items are required to be disclosed as threatened or reasonably likely to have a Material Adverse Effect) for purposes of this Agreement. Matters reflected in any Disclosure Schedule are not necessarily limited to matters required by the Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The headings contained in the Disclosure Schedule are for convenience of reference only, do not themselves form a part of the Disclosure Schedule and shall not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule. The attachments to the Disclosure Schedule form an integral part of the Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein.
12.7Amendment; Waiver. This Agreement shall not be modified or amended except pursuant to an instrument in writing duly executed by an authorized representative on behalf of the Company, Purchaser and the Seller Representative. In addition, any term or condition or any failure of a party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing and duly executed by an authorized representative of the waiving party. The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
12.8Counterparts and Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile, .pdf image or other copy of a signature of a party hereto, including execution and delivery of the Agreement by electronic exchange bearing the copies of the signature of a party hereto, shall be deemed an original for purposes of this Agreement.

12.9Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties hereto under this Agreement.
12.10Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice of laws or conflicts of laws provisions thereof.
12.11No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third-party beneficiary rights, except as provided in Article XI and Section 8.3.
12.12WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
12.13Consent to Jurisdiction. Subject to Section 1.4(c) (which shall govern any dispute arising thereunder), the parties to this Agreement submit to the exclusive jurisdiction of the state and federal courts located within the State of Delaware (and the appropriate appellate courts) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith, and by this Agreement, waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Each party hereto waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 12.2, and service so made shall be treated as completed when received. Nothing in this Section 12.13 shall affect the right of the parties hereto to serve legal process in any other manner permitted by Law.

12.14Definitions. Unless this Agreement expressly provides otherwise, each definition herein applies (i) for purposes of this entire Agreement and (ii) to other grammatical variations of the defined term.
(a)“Accrued Bonus” means the aggregate amount accrued or to be accrued pursuant to the Agreed Accounting Principles pursuant to multi-year, annual, quarterly, and/or periodic bonuses, commissions, profit sharing, revenue sharing or other cash incentive compensation for current or former employees, directors or individual independent consultants of any member of the Company Group in respect of any year or performance period prior to the Closing Date or in which the Closing Date occurs (including the Employer Payroll Taxes thereon).
(b)“Action” means any dispute, controversy, charge, complaint, demand, litigation, arbitration, suit, audit, claim, counterclaim, action, proceeding (including any civil, criminal, administrative, investigative, enforcement, regulatory or appellate proceeding), hearing, inquiry, examination or investigation commenced, brought, conducted or heard by or before any, or otherwise involving, any court, arbitrator or other Governmental Authority.
(c)“Affiliate” means, with respect to any Person, any other Person which Controls such Person, which such Person Controls, or which is under common Control with such Person, in each case, directly or indirectly through one or more intermediaries.
(d)“Ancillary Documents” means, collectively, Purchaser’s Ancillary Documents, Company’s Ancillary Documents, Blocker’s Ancillary Documents and Seller’s Ancillary Documents.
(e)“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery Laws or any similar Laws of any other jurisdiction where the Company Group operates or conducts business.
(f)“BBA Audit Rules” means the provisions of Chapter 63, subchapter D of the Code.
(g)“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law intended to address the consequences of COVID-19 (including the FFCRA).
(h)“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Laws.
(i)“Code” means the United States Internal Revenue Code of 1986, as amended.
(j)“Company Group Data” means all data contained in the Company Group IT Systems or the databases (including all User Data) of the Company Group and all other information and data compilations used by, or necessary to the business of, the Company Group.

(k)“Company Group Intellectual Property” shall mean (i) all Company Group Registered Intellectual Property and (ii) any other Intellectual Property Rights owned by or licensed to any member of the Company Group.
(l)“Company Group IT Systems” means, collectively, all information technology and computer systems (including Software, information technology and telecommunication hardware, databases and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company Group as presently conducted.
(m)“Company Group Privacy Policy” means each external or internal, past or present privacy policy of the Company and/or any of its Affiliates, including any policy relating to: (i) the privacy of users of any Company Group Product; (ii) the collection, storage, disclosure or transfer of any User Data; and (iii) any employee information.
(n)“Company Group Registered Intellectual Property” means all Registered Intellectual Property at any time owned by, filed in the name of or applied for by any member of the Company Group and/or any of its Affiliates.
(o)“Company Group Software” means any Software which is used in and necessary or useful for or otherwise material to the conduct of the business of the Company Group as presently conducted.
(p)“Contract” means any written, oral, implied or other agreement (including “click-through” agreement), contract, subcontract, license, lease, understanding, arrangement, obligation, promise, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sale order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
(q)“Control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, through voting securities, Contract or otherwise.
(r)“CWH 401(k) Plan” means the Custom Wheel House, LLC 401(k) Plan.
(s)“Dataroom” means the electronic documentation site hosted by Donnelley Financial Solutions named “Project PreRunner”, as established by the Sellers and/or the Company Group.
(t)“Employer Payroll Taxes” means, with respect to any particular compensatory payment, an amount equal to the employer portion of any Social Security, Medicare or other similar Taxes required to be paid with respect to such payment.
(u)“Environmental Laws” means any Law or binding policy of any Governmental Authority, as well as any Order or permit issued, promulgated, approved, or entered thereunder, relating to pollution or protection of the environment, natural resources, human health and safety, occupational health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge, Release, or storage thereof), or the reporting or remediation of environmental contamination.
(v)“Environmental Permits” means any Permit required by or from any Governmental Authority under any Environmental Law.

(w)“Equity Securities” means any of the following: (i) limited liability company membership interests, corporate shares, membership or participation units or similar interests, and general and limited partnership interests, (ii) rights to receive a share of profits and losses or a distribution of assets (including phantom stock, stock appreciation, profit participation and other similar rights), (iii) other securities commonly regarded as equity securities, (iv) any right to acquire any of the foregoing, including subscriptions, warrants, options, preemptive rights, calls or commitments of any kind and (v) any right to convert into, exercise or exchange for any of the foregoing.
(x)“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company Group under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(y)“FAR” means the Federal Acquisition Regulation, codified at Title 48 of the Code of Federal Regulations.
(z)“Fraud” means, with respect to any Person, (i) an actual and intentional fraud by such Person in the making of any representation or warranty expressly set forth in this Agreement, with knowledge or belief that such statement is false, (ii) with the intent to induce another party to act or refrain from acting in reliance upon it to its detriment, and (iii) such other party, in reasonable reliance upon such false statement and with ignorance to the falsity of such statement, acts or refrains from taking action and suffers loss by reason of such reliance. For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby (A) for constructive fraud or other claims based on constructive knowledge or (B) for negligent misrepresentation, equitable fraud, any tort based on negligence or recklessness or any other fraud based claim or theory that is other than actual and intentional fraud.
(aa)“Governmental Authority” means any domestic or foreign national, state, multi-state, regional or municipal or other local government, any subdivision, body, court, tribunal, judicial or arbitral body, agency, commission or authority thereof exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body established to perform such functions.
(ab)“Government Bid” means any quotation, bid or proposal by any member of the Company Group that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to a Governmental Authority, for the design, manufacture or sale of products or the provision of services by any member of the Company Group.
(ac)“Government Contract” means any prime contract, subcontract, letter contract, purchase order, task order or delivery order (in each case, including any amendments, modifications, extensions, renewals and other agreements with respect thereto) (i) between any member of the Company Group and a Governmental Authority to provide supplies or services or (ii) entered into by any member of the Company Group as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Authority.
(ad)“Government Official” means any appointed or elected official, any government employee, any political party, party official, or candidate for political office,

or any director, officer, employee, agent or other person, in each case acting in his or her capacity as a representative of a Governmental Authority.
(ae)“Hazardous Material” means and includes petroleum, crude oil or any fraction thereof, asbestos and asbestos containing materials, polychlorinated biphenyls, all per- and polyfluoroalkyl substances, lead-based paint, toxic mold and any other substance defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.
(af)“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.
(ag)“Independent Accountant” means an independent accounting or valuation firm of nationally recognized standing that is mutually agreed upon by the parties hereto.
(ah)“Intellectual Property Rights” means, on a worldwide basis, any and all tangible and intangible intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including: (i) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world (collectively, “Patents”); (ii) any and all United States and foreign copyrights, works of authorship, mask works, moral rights and other copyrightable subject matter throughout the world (collectively, “Copyrights”); (iii) any and all United States and foreign trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, character names and Internet domain names and addresses, all other indicia of commercial source or origin, and all goodwill associated therewith throughout the world (collectively, “Trademarks”); (iv) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, including any and all (A) processing, manufacturing, marketing, business or customer information, (B) inventions, processes, ideas, formulae, algorithms, specifications, designs and methods, and (C) all documentation relating thereto (including papers, blueprints, drawings, reports, diaries, annotations and notebooks) (collectively, “Trade Secrets”); (v) any and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights (including character rights, “rental” rights, remuneration rights, packaging rates, merchandising rights, advertising rights, rights of publicity, and all other commercial rights), whether arising by operation of law, contract, license or otherwise; (vi) any and all tangible embodiments of any of the foregoing, in any form and in any media; (vii) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisionals, reissues and re-examinations thereof now or hereafter in force throughout the universe (including rights in any of the foregoing) (collectively, “Registrations”); and (viii) any and all Liens (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such Liens.
(ai)“Knowledge” of the Company Group and words of similar import shall be deemed to include the actual knowledge as of the Closing Date of Kevin Fitzgerald, Sr., Jeff Wegener, Jeff Aiello, Kevin Fitzgerald, Jr., Colbey Groom, Brian Godfrey and Matt Harris, after and assuming reasonable inquiry of those employees of any member of the Company Group knowledgeable about the relevant subject matter.

(aj)“Laws” means (i) all federal, state, regional, provincial, local or foreign laws, including constitutions, statutes, ordinances, codes, rules, regulations, resolution, Orders and directives, (ii) any binding judicial or administrative interpretation of any of the foregoing and (iii) any other regulation or rule of any Governmental Authority.
(ak)“Liens” means any encumbrances, liens (statutory or other), security interests, equitable interest, claims, easements, mortgages, deeds of trust, options, pledges, deposits, hypothecations, charges, rights of first refusal or rights of first offer, preemptive rights, rights-of-way, easements, encroachments, title defects, or restrictions of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset) and any agreement or arrangement to create any of the foregoing or having similar effect.
(al)“Material Adverse Effect” means any event, occurrence, circumstance, development, change or fact that, when considered individually or in the aggregate, has had a material adverse effect on (x) the financial condition, assets, operations, employees, liabilities, results of operations or businesses of the Company Group, taken as a whole, or (y) the ability of Blocker, any Seller or the Company to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided that, for purposes of this Agreement, a Material Adverse Effect will not include any changes, events, circumstances, occurrences or developments resulting or arising from: (i) the general deterioration in the economy affecting the United States or any other geographic region in which the Company Group operates or the industries in which the Company Group operates; (ii) financial, banking, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iii) political or regulatory conditions in the United States or any other geographic region in which the Company Group operates; (iv) changes in the industries in which the Company Group operates; (v) natural disasters, (vi) pandemics or epidemics (including COVID-19); (vii) the effect of any change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (viii) any effect resulting from the announcement, pendency or performance of the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company Group, and including any loss, diminution or disruption of any of the foregoing on any relationships, contractual or otherwise, with existing or prospective customers, suppliers, distributors, collaboration partners, employees or regulators; (ix) the effect of any action taken, or failure to take any action, in each case, to the extent such action or failure to take action is required by the express terms of this Agreement or to which Purchaser has approved, consented or requested; (x) any breach by Purchaser of any of its obligations under this Agreement; or (xi) any failure by any member of the Company Group to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to and may be taken into account in determining the occurrence of a “Material Adverse Effect”); except in the case of the foregoing clauses (i), (ii), (iii), (iv), (vi) or (vii) to the extent such event, occurrence, circumstance, development, change or fact is (or would reasonably be expected to be) disproportionately adverse with respect to the Company Group or the business of the Company Group compared to other Persons in the industry in which the Company Group conducts business.
(am)“Occupational Safety and Health Law” means any Action designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program mandated by a Governmental Authority.

(an)“Open Source Software” means any Software, including programs, libraries, drivers, header files, APIs and scripts, that is, contains, or is derived in any manner (in whole or in part) from any software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or similar licensing or distribution terms.
(ao)“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, articles of organization, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, trust instruments, stockholders’ agreement, voting agreement, joint venture agreement, registration rights agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.
(ap)“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority.
(aq)“Permitted Lien” means (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen or other like Liens incurred in the ordinary course of business for sums not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) easements, covenants, rights-of-way and other similar restrictions or conditions of record, imperfections of title or encumbrances that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such imperfection or encumbrance; (v) Liens securing the Company Indebtedness to the extent such Liens are removed on the Closing Date pursuant to the Pay-Off Letters; (vi) Liens arising under operating equipment leases (that do not constitute Company Indebtedness) with third parties entered into in the ordinary course of business and under which the Company Group is not in default; (vii) matters that would be disclosed by an accurate survey of the Leased Premises; (viii) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Leased Premises; (ix) Liens that have been placed by any developer, landlord or landlord’s financing sources on real property over which the Company Group has easement rights or on the fee title of the real property constituting the Leased Premises or any statutory liens of landlords on the Leased Premises; and (x) Liens identified on Schedule 12.14(qq).
(ar)“Personal Data” means the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that alone or together with other information allows the identification of a natural Person. “Personal Data” also includes “personal information,” “personal data,” and “personally identifiable information,” as such terms and similar terms may be defined under applicable Laws relating to the privacy or security of information of, about or relating to natural Persons.
(as)“PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act.

(at)“Privacy Requirements” means all of the following: (i) all Laws relating to the privacy or security of Personal Data; (ii) requirements under the Payment Card Industry Data Security Standard (PCI DSS); (iii) obligations of any member of the Company Group relating to the privacy or security of Personal Data under any Contract into which such Company Group member has entered or by which such Company Group member is otherwise bound; and (iv) all representations or obligations in any Company Group Privacy Policy.
(au)“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing of Personal Data.
(av)“Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Registrations therefor; (ii) registered Trademarks and Registrations therefor; (iii) registered Copyrights and Registrations therefor; and (iv) any other registered Intellectual Property Right that is the subject of an application, certificate, filing, or registration for such rights that is issued by or filed with any Governmental Authority or registrar at any time.
(aw)“Related Party Lease” means each of (i) that certain Standard Industrial/Commercial Single-Tenant Lease—Net, dated as of June 20, 2017, by and between FFE, LLC and Custom Wheel House, as further amended, (ii) that certain Standard Industrial/Commercial Single-Tenant Lease—Gross, dated as of February 28, 2013, by and between FFE, LLC and Custom Wheel House, as further amended and (iii) that certain Standard Industrial/Commercial Single-Tenant Lease—Net, dated as of January 17, 2019, by and between FFE, LLC (as successor in interest to 41720 Corning Place, LLC) and Custom Wheel House, as further amended.
(ax)“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, pumping, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
(ay)“Relevant Date” means December 23, 2019.
(az)“Security Incident” means any unauthorized Processing of Personal Data, any unauthorized access to the Company Group IT Systems, or any cybersecurity or similar incident that may require notification to any Person, Governmental Authority, or any other entity under Privacy Requirements, including, but not limited to, a ransomware attack or a denial-of-service attack.
(ba)“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (i) social media or social networking website or online service; (ii) blog or microblog; (iii) mobile application; (iv) photo, video or other content-sharing website; (v) virtual game world or virtual social world; (vi) rating and review website; (vii) wiki or similar collaborative content website; or (viii) message board, bulletin board, or similar forum.
(bb)“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, executable code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) websites, social media networks and apps, and (v) documentation, including user manuals and other training documentation, related to any of the foregoing.
(bc)“Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies
(bd)“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
(be)“Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee, escheat or unclaimed property liability or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Authority and “Tax” means any one of the foregoing Taxes.
(bf)“Taxing Authority” means the IRS and any other Governmental Authority exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.
(bg)“User Data” means any Personal Data or other data or information collected by or on behalf of the Company Group and/or its Affiliates from users of any Company Group Product.
(bh)“Vehicle Safety Laws” means any Laws relating to motor vehicle equipment implemented by any Governmental Authority. This shall include Laws of the National Highway Traffic Safety Administration (“NHTSA”) and the Consumer Product Safety Commission (“CPSC”), including the National Traffic and Motor Vehicle Safety Act, FMVSS (including self-certification thereto), the Transportation Recall Enhancement Accountability and Documentation (“TREAD”) Act, and the Consumer Product Safety Act (“CPSA”).
The following terms are defined in the following sections of this Agreement:

Defined Terms	Where Found
Accrued Income Taxes    1.2(a)
Administrative Account Amount    1.3(b)(iv)
Aggregate Purchase Price    1.2(b)
Agreed Accounting Principles    1.2(c)
Blocker Shares    Recitals
Blocker Stockholder    Preamble
Blocker’s Ancillary Documents    4.2

Cash Equivalents    1.2(d)
Company    Preamble
Company Employee    8.5
Company Group Product    3.23(i)
Company Units    Recitals
Confidential Information Presentation    2.10(b)
Confidentiality Agreement    6.2(a)
Copyright    12.14(hh)
Closing    1.5
Closing Date    1.5
Closing Statement    1.4
Closing Working Capital    1.2(e)
Company’s Ancillary Documents    3.2
Company Cash Equivalents    1.2(f)
Company Indebtedness    1.2(g)
Delivery Date    1.4(a)
Disclosure Schedule    ARTICLE III
Dispute Notice    1.4(c)
Dispute Items    1.4(c)
Dispute Period    1.4(c)
Downward Adjustment Amount    1.4(e)
Employee Plan    3.16(a)
Equipment    3.7
ERISA    3.16(a)
Escrow Account    1.3(a)
Escrow Agent    1.3(a)
Escrow Agreement    1.3(a)
Escrow Amount    1.3(a)
Estimated Aggregate Purchase Price    1.3
Estimated Closing Statement    1.3
Final Purchase Price    1.4(d)
Financial Statements    3.5(a)
Fundamental Representations    7.3(a)
GAAP    1.2(h)
Holder Units    Preamble
Holder Units    Recitals
Incentive Plan    1.2(i)
Incentive Plan Closing Payment    1.3
Indebtedness    1.2(j)
Indemnified Party    11.5
Indemnifying Party    11.5
Insurance Policies    3.9
Intentional Fraud    8.6
Interim Financial Statements    3.5(a)
Interim Financial Statement Date    3.5(a)
IRS    3.16
Leased Premises    3.21(a)
Material Contracts    3.13(a)
OFAC    3.28(b)
Officer    3.8
Order    2.2
Outside Date    10.1(a)
Patents    12.14(hh)
Percentage Share    1.4(d)

Permits    3.15
Pre-Closing Audit    8.4(c)(i)
Pre-Closing Tax Returns    8.4(b)(i)
Pre-Closing Tax Period    8.4(d)
Purchaser    Preamble
Purchaser’s Ancillary Documents    2.2
Purchaser’s Benefit Programs    8.5(b)
Registrations    12.14(hh)
Registered Intellectual Property    3.23(a)
Related Party    3.10
R&W Insurance Policy    1.6(a)(iii)
Sanctioned Country    3.28(b)
Sanctioned Parties    3.28(b)
Sanctions Authority    3.28(a)
Securities    Recitals
Securities    2.6
Seller Representative    Preamble
Seller Rep Party    9.5
Seller’s Ancillary Documents    5.1
Significant Customer    3.24
Significant Supplier    3.24
Straddle Period Tax Returns    8.4(b)
Straddle Period    8.4(g)
Target Working Capital    1.2(k)
Tax Allocation Schedule    8.4(f)
Trademarks    12.14(hh)
Trade Secrets    12.14(hh)
Transaction Expenses    1.2(l)
Transaction Tax Deductions    1.2(m)
TSCP    Preamble
Upward Adjustment Amount    1.4(d)
WARN Act    2.8

12.15Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party hereto. It is accordingly agreed that (a) each party hereto shall be entitled to equitable relief, without proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties would not have entered into this Agreement. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection with any such injunction and any party against whom such injunction is entered agrees not to request or demand any bond or security in connection therewith. The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, prior to the Outside Date, any party brings an Action pursuant to this Section 12.15, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Action on good cause shown, as the case may be.

12.16Interpretation. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The term “person” or “Person” shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, but shall not include any Governmental Authority. All references to “Company Group” shall mean any member of the Company Group, unless context otherwise requires. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The terms “herein,” “hereunder,” “hereby,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The term “pending” shall mean pending (but shall not be construed as referring to any Action against the Company Group that has been filed but not yet served on the Company Group), and “threatened” means threatened (and shall be construed as referring, without limitation, to any Action against the Company Group that has been filed but not yet served on the Company Group). The words describing the singular number will include the plural and vice versa. The phrase “made available,” “delivered” or “provided” (or terms of similar import) shall mean that a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) has been made available for viewing in the Dataroom, as such materials were posted to the Dataroom prior to the date hereof and not removed on or prior to the date hereof. When this Agreement provides that a party and its Affiliates shall take, or not take, an action, such party shall be responsible to cause such Affiliate to take such action. “Business Day” means any day other than a Saturday, Sunday or a national or New York State holiday or a day on which commercial banks in New York City are generally closed to the public. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The word “or” shall not be exclusive. Any reference to a “party” shall include such party’s predecessors, successors and permitted assigns, unless otherwise specified. With respect to a person, the word “representatives” shall be deemed to include any director, officer, employee, agent, consultants or advisor to such person that is acting on such person’s behalf, including any attorney accountant, broker, financial advisor or other service provider. Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and includes all addenda, exhibits, or schedules thereto; and (b) any reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct. Any provision hereof permitting a party or its representatives to have access to books and records of another party shall be deemed to include obtaining such access electronically to the extent the first party or its representatives so requests and such books and records are maintained in electronic format. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
12.17Headings. The headings contained in this Agreement are for convenience of reference only, do not themselves form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

12.18Limitation on Recourse. This Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a party hereto (but only to the extent of the specific obligations of such party hereto set forth herein). No person who is not a named party to this Agreement, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling person, representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of any named party to this Agreement (“Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of a party to this Agreement against its owners or Affiliates) for any liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement.
12.19Release. Each Seller agrees that, effective as of the Closing Date, such Seller will be deemed to have released and discharged each member of the Company Group and Blocker from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, to the extent based upon or arising out of the dealings among such Seller, on the one hand, and any member of the Company Group or Blocker or their respective Non-Recourse Parties, on the other hand, on or prior to the Closing (collectively, the “Seller Released Claims”). Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a Person from waiving claims that it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing Date, such Seller will be deemed to waive any such provision (subject to the limitations herein). Each Seller further agrees that it will not, directly or indirectly, or cause any Person to, (a) institute a lawsuit or other legal proceeding to the extent based upon, arising out of, or relating to any of the Seller Released Claims or (b) participate, assist, or cooperate in any such proceeding except as otherwise required by applicable Law. Notwithstanding the foregoing, each Seller shall retain and does not release (i) its rights and interests under the terms and conditions of this Agreement and the Ancillary Documents or (ii) Purchaser with respect to any such causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind to the extent arising out of Purchaser’s Fraud.

12.20Representation of the Sellers and Seller Representative. The parties to this Agreement acknowledge and agree that Sidley Austin LLP has represented the Seller Representative (in its capacity as such), and not the Sellers (other than the Seller Representative also in its capacity as a Seller), in connection with the entry into this Agreement and the consummation of the transactions contemplated hereby, provided that all files of Sidley Austin LLP relating to this Agreement or any of the transactions contemplated by this Agreement shall be deemed to be files relating to Sidley Austin LLP’s representation of the Seller Representative and not the Company Group. Purchaser agrees, on its own behalf and on behalf of its Affiliates, that, following the Closing, Sidley Austin LLP may serve as counsel to any one or more Seller or the Seller Representative, or any of their officers, directors or Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (all of the foregoing individual and collectively hereinafter “Transaction Related Matters”), notwithstanding any representation by Sidley Austin LLP as specified below, prior to the Closing of the Company Group. Purchaser, Blocker and the Company (on behalf of itself and its subsidiaries) hereby (a) waive any claim they have or may have that Sidley Austin LLP has a conflict of interest by representing any Seller or the Seller Representative, or any of their officers, directors or Affiliates, in Transaction Related Matters or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute involving Transaction Related Matters arises after the Closing between Purchaser, Blocker, the Company or any of its subsidiaries and the Sellers (including the Seller Representative) or any of the Sellers’ Affiliates, Sidley Austin LLP may represent the Sellers (including the Seller Representative) or any of the Sellers’ Affiliates in such dispute even though the interests of such person(s) may be directly adverse to Purchaser, Blocker, the Company or its subsidiaries. Purchaser, Blocker and the Company (on behalf of itself and its subsidiaries) also further agree that, as to all communications among Sidley Austin LLP and the Company Group, Blocker and the Sellers (including the Seller Representative) or the Sellers’ Affiliates and representatives, that relate in any way to this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser, Blocker, the Company or any of its subsidiaries. To the extent any documents in the files of Sidley Austin LLP in respect of this Agreement or the transactions contemplated by this Agreement constitute property of the client, only the Seller Representative (and not the Company or any of its subsidiaries) will hold such property rights in such documents to the extent that they are related primarily to Transaction Related Matters. To the extent that Sidley Austin LLP has represented a member of the Company Group in matters not related to this Agreement or the transactions contemplated by this Agreement, (i) the attorney-client privilege and the expectation of client confidence shall belong to the Company Group; and (ii) to the extent any files of Sidley Austin LLP in respect of such representations constitute property of the client, the Company Group will hold the property rights. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, Blocker, the Company or any of its subsidiaries and a third party other than a party to this Agreement after the Closing, Blocker or the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley Austin LLP to such third party; provided, however, that if the property rights in such communications are specified herein as owned or controlled by the Seller Representative, then neither Blocker nor the Company nor any such subsidiary may waive such privilege without the prior written consent of the Seller Representative, which will not unreasonably be withheld and whose consent or refusal will be timely provided in writing.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
PURCHASER:
FOX FACTORY, INC.
By:    /s/ Michael C. Dennison
Name:     Michael C. Dennison
Title:     Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

COMPANY:
CWH HOLDCO LLC
By:    /s/ Jeff Aiello
Name:     Jeff Aiello
Title:    President
BLOCKER:
CWH BLOCKER CORP.
By:    /s/ Jeff Aiello
Name:     Jeff Aiello
Title:     President
SELLER REPRESENTATIVE:
THOMPSON STREET CAPITAL PARTNERS V, L.P.,
in its capacity as the Seller Representative
By:    Thompson Street Capital V GP, L.P.
Its general partner
By:     Thompson Street Capital LLC,
Its general partner
By:    /s/ James A. Cooper
Name:     James A. Cooper
Title:    Managing Principal

[Signature Page to Securities Purchase Agreement]

SELLERS:
2020 KEVIN R. FITZGERALD GIFT TRUST DATED DECEMBER 22, 2020
/s/ Eileen P. Fitzgerald
Eileen P. Fitzgerald, as trustee of the 2020 Kevin R. Fitzgerald Gift Trust dated December 22, 2020

2020 EILEEN P. FITZGERALD GIFT TRUST DATED DECEMBER 22, 2020
/s/ Kevin R. Fitzgerald
Kevin R. Fitzgerald, as trustee of the 2020 Eileen P. Fitzgerald Gift Trust dated December 22, 2020

PAIGE A. FITZGERALD IRREVOCABLE TRUST DATED NOVEMBER 27, 2009
/s/ Paige A. Fitzgerald
Paige A. Fitzgerald, as trustee of the Paige A. Fitzgerald Irrevocable Trust dated November 27, 2009

KEVIN ROBERT FITZGERALD, JR. AND KELLY JO FITZGERALD REVOCABLE TRUST DATED DECEMBER 6, 2019
/s/ Kevin Robert Fitzgerald, Jr.
Kevin Robert Fitzgerald, Jr., as trustee of the Kevin Robert Fitzgerald, Jr. and Kelly Jo Fitzgerald Revocable Trust dated December 6, 2019
/s/ Kelly Jo Fitzgerald
Kelly Jo Fitzgerald, as trustee of the Kevin Robert Fitzgerald, Jr. and Kelly Jo Fitzgerald Revocable Trust dated December 6, 2019

KEVIN R. FITZGERALD, JR. IRREVOCABLE TRUST DATED OCTOBER 29, 2009
/s/ Kevin R. Fitzgerald, Jr.
Kevin R. Fitzgerald, Jr., as trustee of the Kevin R. Fitzgerald, Jr. Irrevocable Trust dated October 29, 2009
[Signature Page to Securities Purchase Agreement]

RYANN L. FITZGERALD IRREVOCABLE TRUST DATED NOVEMBER 27, 2009
/s/ Ryann L. Fitzgerald
Ryann L. Fitzgerald, as trustee of the Ryann L. Fitzgerald Irrevocable Trust dated November 27, 2009

GROOM ENTERPRISES, INC.
By: /s/ Colbey Daniel Groom
Name: Colbey Daniel Groom
Title: President

EIRMOC EQUITIES, LLC
By: New York Private Bank & Trust, a division of Emigrant Bank

By: /s/ George J. Dickson, Jr.
Name: George J. Dickson, Jr.
Title: Executive Vice President

EMIGRANT CAPITAL CORPORATION
By: /s/ Christopher Hammond
Name: Christopher Hammond
Title: Executive Vice President

THOMPSON STREET CAPITAL PARTNERS V, L.P.
By:    Thompson Street Capital V GP, L.P.
Its general partner
By:    Thompson Street Capital LLC,
Its general partner
By:    /s/ James A. Cooper
Name:     James A. Cooper
Title:     Managing Principal

[Signature Page to Securities Purchase Agreement]